UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.     )

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

MarketAxess Holdings Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MarketAxess Holdings Inc.
299 Park Avenue, 10th Floor
New York, New York 10171

April 27, 2011

To the Stockholders of MarketAxess Holdings Inc.:

You are invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc. (the “Company”) scheduled for Thursday, June 9, 2011, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017. The Company’s Board of Directors and management look forward to seeing you.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. On April 27, 2011, we mailed to our stockholders a Notice containing instructions on how to access our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2010 and vote online. The proxy statement contains instructions on how you can receive a paper copy of the proxy statement, proxy card and Annual Report if you only received a Notice by mail.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please cast your vote via the Internet or telephone or complete, sign, date and return the proxy card in the pre-addressed envelope that we have included for your convenience. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote via the Internet or by telephone.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Richard M. McVey
Chairman and Chief Executive Officer

MarketAxess Holdings Inc.
299 Park Avenue, 10th Floor
New York, New York 10171

NOTICE OF
2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of MarketAxess Holdings Inc.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 9, 2011, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

At the Annual Meeting we will:

1. vote to elect the 11 nominees named in the attached Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2012 Annual Meeting of Stockholders;

2. vote to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011;

3. hold an advisory vote on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement;

4. hold an advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers; and

5. transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on April 12, 2011. You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on April 12, 2011. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) vote via the Internet or call the toll-free number as indicated on the proxy card; (2) sign and return a paper proxy card; or (3) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Charles Hood
General Counsel and Corporate Secretary

New York, New York
April 27, 2011

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT YOUR PROXY CARD VIA THE INTERNET OR SIGN AND DATE YOUR PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

MarketAxess Holdings Inc.
299 Park Avenue, 10th Floor
New York, New York 10171

PROXY STATEMENT for the
2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 9, 2011

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of MarketAxess Holdings Inc., a Delaware corporation (“MarketAxess,” the “Company,” “we” or “our”), to be used at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Thursday, June 9, 2011, at 10:00 a.m., Eastern Daylight Time, at the InterContinental New York Barclay Hotel, 111 East 48th Street, New York, New York 10017.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about April 27, 2011. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the June 9, 2011 meeting.

Holders of record of our common stock, par value $0.003 per share (“Common Stock”), at the close of business on April 12, 2011 (the “Record Date”) are entitled to notice of, and to vote, at the Annual Meeting. On that date, there were 34,949,764 shares entitled to be voted.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you vote via the Internet or telephone or execute the attached paper proxy card, the individuals designated will vote your shares according to your instructions. If any matter other than Proposals 1, 2, 3 or 4 listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner that the Board may recommend or, in the absence of such recommendation, in the manner they perceive to be in the best interests of the Company.

If you indicate when voting via the Internet that you wish to vote as recommended by the Board or if you execute the enclosed paper proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of the nominees for director named herein, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011, FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, “Once Per Year” on the frequency of our advisory vote on executive compensation, and in accordance with the best judgment of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, see the information under the heading Voting — Broker authority to vote.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.

We are furnishing proxy materials to our stockholders primarily via the Internet. On April 27, 2011, we mailed beneficial owners of our Common Stock a Notice of Internet Availability containing instructions on how to access our proxy materials, including this Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. All beneficial owners will have the ability to access the proxy materials, including this Proxy Statement and our Annual Report, on the website referred to in the Notice.

Internet distribution of our proxy materials is designed to provide our stockholders with the information they need, while lowering costs of delivery and reducing the environmental impact of our Annual Meeting. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on June 9, 2011

Our Proxy Statement and 2010 Annual Report to Stockholders are available at
https://materials.proxyvote.com/57060D

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal. In addition, with respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of a notice of Internet availability of proxy materials, this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

VOTING

Stockholders entitled to vote and shares outstanding

Each stockholder is entitled to one vote for each share of Common Stock held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, 34,949,764 shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting.

How to vote

Submitting a proxy via mail, the Internet or telephone

If you hold your shares through a stock broker, nominee, fiduciary or other custodian, you may vote by calling the toll-free telephone number listed on the proxy card or visiting the website address listed on the proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the notice before your proxy will be accepted. In addition to the instructions that appear on the notice, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., EDT, on June 8, 2011 in order for them to be counted at the Annual Meeting.

If you are a stockholder of record, or otherwise received a printed copy of the proxy materials, you may submit your proxy with voting instructions by mail by following the instructions set forth on the proxy card included with the proxy materials. Specifically, if you are a stockholder of record on the Record Date, you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

Voting your shares in person at the Annual Meeting

For Shares Directly Registered in the Name of the Stockholder:  You may vote in person at the Annual Meeting; however, we encourage you to vote by proxy card or the Internet even if you plan to attend the meeting. If you plan to attend the Annual Meeting, you will need to bring proof of your ownership of our Common Stock as of the close of business on April 12, 2011, the Record Date.

For Shares Registered in the Name of a Brokerage Firm or Bank:  You may vote in person at the Annual Meeting; however, you will need to bring an account statement or other acceptable evidence of ownership of

Common Stock as of the close of business on April 12, 2011. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

Revoking a proxy

A proxy that was submitted via the Internet or by telephone may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone or (2) attending the Annual Meeting and voting in person by ballot.

A proxy that was submitted by mail may be revoked at any time before it is exercised by (1) giving written notice revoking the proxy to our General Counsel and Corporate Secretary at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171, (2) subsequently filing another proxy bearing a later date or (3) attending the Annual Meeting and voting in person by ballot.

If your shares are registered in the name of a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain an account statement or other acceptable evidence of ownership of our Common Stock or a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the election of directors and ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Quorum

A quorum is required for the conduct of business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all outstanding shares entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Votes necessary to approve each proposal

Election of Directors.  The affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of directors (Proposal 1). This means that the 11 individuals who receive the highest number of votes will be elected as directors. For the election of directors, which requires a plurality of the votes cast, broker non-votes and votes withheld from one or more nominees will be excluded entirely from the vote and will have no effect on the outcome.

Other Items.  For the ratification of our independent registered public accounting firm (Proposal 2) and the adoption of a resolution approving on a non-binding, advisory basis the compensation of the Company’s named executive officers (Proposal 3), the proposals will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy. Abstentions will be counted for purposes of determining the number of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes will not be counted as shares present and entitled to vote.

With respect to the frequency of future advisory votes on the compensation of the Company’s named executive officers (Proposal 4), approval of a frequency requires votes for that frequency from a majority of the votes cast. Because stockholders have four choices (one year, two years, three years or abstain) on the advisory approval of a frequency of future votes on the compensation of the Company’s named executive officers, it is possible that no frequency will receive a majority vote. If no frequency receives the affirmative vote of a majority of the votes cast, our Board intends to regard the frequency receiving the greatest number of votes as the recommendation of our stockholders. Abstentions and broker non-votes will not have any effect on the matter. The Board and the Compensation Committee will consider the outcome of the vote when making their determination regarding how frequently (every one, two or three years) over the next six years the advisory vote will be held, after which period another frequency vote will be held.

Certain stockholder-related matters

We have not received notice of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2012 Annual Meeting, see the information in this Proxy Statement under the section heading Other Matters — Stockholder proposals for 2012 Annual Meeting.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.marketaxess.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report on Form 10-K for the year ended December 31, 2010, without charge to any stockholder upon written or oral request to our Investor Relations Department at MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, NY 10171 or 212-813-6000.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of 12 directors, ten of whom are not our employees. Each of the nominees for director was elected by the Company’s stockholders on June 3, 2010. The directors will be elected for a term that begins at the 2011 Annual Meeting of Stockholders and ends at the 2012 Annual Meeting of Stockholders. Each director will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Robert W. Trudeau, who was initially elected as a director on July 15, 2008 by the majority of the outstanding shares of our Series B Preferred Stock, has chosen not to stand for reelection. Mr. Trudeau’s resignation from the Board shall be effective as of the date of the Annual Meeting and, as a result, the Board has determined to reduce the number of directors constituting the full Board from 12 to 11, effective as of such date.

Your vote

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all directors, for terms expiring in 2012, unless you specifically indicate on the proxy card that you are withholding authority to vote for one or more of the nominees.

A plurality of the votes cast by stockholders entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Board recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the following nominees:

Richard M. McVey
Dr. Sharon Brown-Hruska
Roger Burkhardt
Stephen P. Casper
David G. Gomach
Carlos M. Hernandez
Ronald M. Hersch
Jerome S. Markowitz
T. Kelley Millet
Nicolas S. Rohatyn
John Steinhardt

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to serve on the Board if he or she is elected. If any nominee is unable (or for whatever reason declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included below under Director information.

Qualifications for director nominees

The minimum qualifications for Board consideration are:

•	substantial experience working as an executive officer for, or serving on the board of, a public company; or

•	significant accomplishment in another field of endeavor related to the strategic running of our business; and

•	an ability to make a meaningful contribution to the oversight and governance of a company having a scope and size similar to our Company.

A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors must demonstrate strong leadership skills and should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. The key experience, qualifications and skills each of our directors brings to the Board that are important in light of our business are included in their individual biographies below.

Our Board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Corporate Governance Guidelines, however, require the Board’s Nominating and Corporate Governance Committee to review the qualifications of the directors and the composition of the Board as a whole. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, skills, expertise and experience in the context of the needs of the Board and its ability to oversee the Company’s business.

Director information

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the 2011 Annual Meeting of Stockholders and ending at the 2012 Annual Meeting of Stockholders.

Richard M. McVey Director since April 2000	Richard M. McVey (51) has been Chief Executive Officer and Chairman of our Board of Directors since our inception. As an employee of J.P. Morgan & Co., one of our founding broker-dealers, Mr. McVey was instrumental in the founding of MarketAxess in April 2000. Prior to founding MarketAxess, Mr. McVey was Managing Director and Head of North America Fixed-Income Sales at JPMorgan, where he managed the institutional distribution of fixed-income securities to investors, from 1996 until April 2000. In that capacity, he was responsible for developing and maintaining senior client relationships across all market areas, including fixed-income, equities, emerging markets, foreign exchange and derivatives. From 1992 to 1996, Mr. McVey led JPMorgan’s North America Futures and Options Business, including institutional brokerage, research, operations, finance and compliance. He currently serves on the board of directors of Blue Mountain Credit Alternatives L.P., an asset management fund focused on the credit markets and equity derivatives markets. Mr. McVey received a B.A. in Finance from Miami (Ohio) University and an M.B.A. from Indiana University.

Mr. McVey’s role as one of our founders and his service as our Chief Executive Officer for over a decade give him deep knowledge and understanding of all aspects of the business and operations of MarketAxess. Mr. McVey’s extensive experience in the financial services industry, including significant leadership roles at JPMorgan, has provided comprehensive knowledge of the financial markets that we serve and the institutions and dealers that are our clients.

Dr. Sharon Brown-Hruska Director since April 2010	Dr. Sharon Brown-Hruska (51) is a Vice President in the Securities and Finance Practice of National Economic Research Associates (NERA). She is a leading expert in securities, derivatives and risk management. Prior to joining NERA, she served as Commissioner (2002-2006) and Acting Chairman (2004-2005) of the U.S. Commodity Futures Trading Commission and as a member of the President’s Working Group on Financial Markets. Dr. Brown-Hruska has advised exchanges, businesses and governments on regulation and compliance issues and has addressed numerous governmental and financial organizations, including U.S. House and Senate committees, the International Monetary Fund and the International Organization of Securities Commissioners. She has spoken extensively on the regulation of derivatives and the financial entities that use them to the Managed Funds Association, the Futures Industry Association, the International Swaps and Derivatives Association and other financial industry associations. She is also widely published, with articles appearing in Capital Markets Law Journal, Barron’s, Journal of Futures Markets, Regulation, Review of Futures Markets and other publications. Before her public service, Dr. Brown-Hruska was an Assistant Professor of Finance at George Mason University and at Tulane University. She holds Ph.D. and M.A. degrees in economics and a B.A. in economics and international studies from Virginia Polytechnic Institute and State University.

Dr. Brown-Hruska’s experience as a regulator and her academic focus on securities, derivatives and risk management give her extensive knowledge of the development and implementation of the regulatory structure of the financial services and securities industries, as well as the effects of regulatory matters on companies operating in those industries. Dr. Brown-Hruska provides the Board with valuable insight into the regulatory process and an understanding of how financial entities may best manage risk.

Roger Burkhardt Director since July 2007	Roger Burkhardt (50). From July 2007 until December 2010, Mr. Burkhardt was the President and Chief Executive Officer of Ingres Corporation, a provider of business open source software and solutions. Mr. Burkhardt joined Ingres Corporation as President and Chief Operating Officer in July 2006. From 2000 until 2006, Mr. Burkhardt was Chief Technology Officer and Executive Vice President of NYSE Group, Inc. Prior to his tenure with the NYSE, Mr. Burkhardt held various capital markets-related technology positions, including serving as President of listed equities at Optimark Technologies, Inc., and director of capital markets at IBM. Mr. Burkhardt holds bachelors and masters degrees in physics from Oxford University and an M.B.A. in finance from New York University.

Mr. Burkhardt brings to the Board significant technology leadership experience and knowledge gained from a variety of perspectives in the financial services industry.

Stephen P. Casper Director since April 2004	Stephen P. Casper (61) is the President of TRG Management L.P., a position he has held since April 2010. From September 2008 to April 2010, Mr. Casper was a partner of Vastardis Capital Services, which provides fund administration and securities processing outsourcing services to hedge funds, funds of funds and private equity funds and their investment management sponsors. Prior to this, Mr. Casper was Chairman and Chief Executive Officer of Charter Atlantic Corporation, the holding company of Fischer Francis Trees & Watts, Inc. (“FFTW”), a specialist manager of U.S., global and international fixed-income portfolios for institutional clients, and Malbec Partners, a manager of single-strategy hedge funds. From April 2004 to January 2008, Mr. Casper was the President and CEO of FFTW. Mr. Casper joined FFTW as Chief Financial Officer in 1990 and was appointed Chief Operating Officer in May 2001. From 1984 until 1990, Mr. Casper was Treasurer of the Rockefeller Family Office. Mr. Casper is a member of the Investment Committee of the Brooklyn Museum. Mr. Casper is a Certified Public Accountant and received a B.B.A. in accounting from Baruch College, from which he graduated magna cum laude, Beta Gamma Sigma, and an M.S. in finance and accounting from The Wharton School at the University of Pennsylvania.

Mr. Casper’s experience in the fixed-income markets and financial services industry and his experience in financial reporting and accounting roles bring extensive public accounting, financial reporting, risk management and leadership skills to the Board.

David G. Gomach Director since February 2005	David G. Gomach (52) is retired. Mr. Gomach was the Chief Financial Officer and Treasurer of School Specialty, Inc. from September 2006 through June 2007, having joined as Executive Vice President — Finance in August 2006. Prior to School Specialty, Mr. Gomach held various positions at the Chicago Mercantile Exchange (“CME”) from 1987 to 2004. From June 1997 until his retirement from the CME in November 2004, he served as Chief Financial Officer. From 1996 until 1997, Mr. Gomach served as Vice President, Internal Audit and Administration. Also, during his tenure at the CME, he was a Senior Director and Assistant Controller. Prior to joining the CME, Mr. Gomach held positions at Perkin-Elmer, Singer Corporation and Mercury Marine, a subsidiary of Brunswick Corporation. Mr. Gomach is a Certified Public Accountant and received a B.S. from the University of Wisconsin-LaCrosse and an M.B.A. from Roosevelt University.

Mr. Gomach brings to the Board leadership experience from his prior roles and deep knowledge of public accounting, financial reporting and risk management matters facing public companies in the financial services industry, including internal controls and Sarbanes-Oxley compliance.

Carlos M. Hernandez Director since February 2006	Carlos M. Hernandez (49) has been the Head of Global Equities for JPMorgan since September 2006. Mr. Hernandez has been with JPMorgan since 1986, working on a wide array of advisory and financing transactions for both corporations and governments, across various product groups and geographic regions. Prior to his current position, Mr. Hernandez spearheaded all forms of capital raising and distribution in the fixed-income, syndicated loans and equity markets. Previously, Mr. Hernandez managed the Institutional Equities business for the Americas. Before joining the Equities Division, Mr. Hernandez served as JPMorgan’s regional executive for Latin America. Mr. Hernandez is a member of JPMorgan’s Global Investment Banking Management Committee.

Mr. Hernandez has a broad range of leadership experience and a deep understanding of the global financial markets and financial services and securities industries, including the particular needs of an international corporation. Mr. Hernandez also has a unique understanding of and experience with our broker-dealer clients and their needs, particularly in the context of recent regulatory reform.

Ronald M. Hersch Director since July 2000	Ronald M. Hersch (63) was a Senior Managing Director at Bear Stearns and Co. Inc. from June 1992 until his retirement in April 2007. Mr. Hersch was responsible for directing the firm’s futures business as well as coordinating eCommerce activities and initiatives within the Fixed-Income Division. Mr. Hersch is a former Chairman of the Futures Industry Association. He has previously served on the board of directors of Bond Desk Group, LLC, the Chicago Board of Trade, and the National Futures Association, the self-regulatory organization responsible for futures industry oversight. Mr. Hersch received a B.A. from Long Island University.

Mr. Hersch’s experience with regulatory and policy issues gives him valuable insight into strategies for negotiating the regulatory matters affecting the financial services industry generally and the Company in particular. Mr. Hersch also brings significant leadership experience to the Board and a deep understanding of the fixed-income and derivatives markets.

Jerome S. Markowitz Director since March 2001	Jerome S. Markowitz (71) has been a partner of Conifer Securities, LLC since September 2006. Prior to that, Mr. Markowitz was actively involved in managing a private investment portfolio since 1998. Mr. Markowitz was Director of Capital Markets for Montgomery Securities from 1987 to 1998, a Managing Director at Rothchilds Securities Inc. from 1986 to 1987, and a Senior Managing Director at Prudential Bache from 1983 to 1986.

Mr. Markowitz has extensive experience in equity capital and other financial markets and other leadership experience at a number of financial institutions. He brings to the Board a deep knowledge and understanding of financial markets and effective risk management.

T. Kelley Millet Director since April 2007	T. Kelley Millet (51) has been President of MarketAxess since September 2006, with primary responsibility for expanding and diversifying the Company’s North American business. Prior to joining us, Mr. Millet served as Senior Managing Director, Co-Head of Global Credit Trading, at Bear Stearns from 2001 to 2006, where he was responsible for origination, syndication, cash, derivatives and flow trading for the investment grade and emerging markets businesses, as well as high-yield derivatives. Prior to joining Bear Stearns in 2001, Mr. Millet had a 19-year career with JPMorgan, where he held positions of increasing responsibility, culminating in his appointment as Global Head, Capital Markets and Syndicate. He currently serves on the board of directors of Grace Outreach and the board of trustees of the American Red Cross in Greater New York. Mr. Millet received a B.A. in Economics from Amherst College.

Mr. Millet has substantial experience at large financial institutions in senior leadership roles involving the markets that we serve. Mr. Millet brings to the Board detailed knowledge and unique perspective and insight regarding the strategic and operational opportunities and challenges facing the Company. As President of the Company, Mr. Millet offers additional insight and perspective into the Company’s business and operations.

Nicolas S. Rohatyn Director since April 2000	Nicolas S. Rohatyn (50) has been the Chief Executive Officer and Chief Investment Officer of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd., since March 2003. From 1982 until 2001, Mr. Rohatyn held a series of positions at JPMorgan, most recently as Executive Director of JPMorgan and Co-Head of LabMorgan from March 2000 until September 2001 and as Managing Director and co-Head of Global Fixed Income from January 1999 until March 2000. Mr. Rohatyn was also a member of the executive management team at JPMorgan from January 1995 until December 2000. Mr. Rohatyn founded the Emerging Markets Traders Association in 1990 and he served as its Chairman from then until 1994. He currently serves on the board of trustees of The Alvin Ailey American Dance Theatre. Mr. Rohatyn received a B.A. in Economics from Brown University.

As the founder and chief executive officer of an investment firm and through other executive management roles, Mr. Rohatyn brings to the Board substantial leadership and risk management experience and skills. Mr. Rohatyn also possesses fixed-income and global financial services industry experience.

John Steinhardt Director since April 2000	John Steinhardt (57) is a founder, and has been a Managing Partner, Co-Chief Executive Officer and Co-Chief Investment Officer, of KLS Diversified Asset Management since July 2007. From July 2006 until July 2007, Mr. Steinhardt managed a private investment portfolio. Mr. Steinhardt was the founder, Chief Executive Officer and Chief Investment Officer of Spectrum Investment Group from January 2005 to July 2006. Until October 2004, Mr. Steinhardt was Head of North American Credit Markets for JPMorgan Chase & Co. and a member of the Management Committee of the Investment Banking Division of JPMorgan Chase & Co. Prior to the merger of J.P. Morgan & Co. and the Chase Manhattan Bank, Mr. Steinhardt was the Head of U.S. Securities at Chase Securities Inc. and a member of the Management Committee from 1996 to 2000. He currently serves on the board of directors of the 92nd Street Y and the board of trustees of the Central Park Conservancy. Mr. Steinhardt received a B.S. in Economics from St. Lawrence University and an M.B.A. from Columbia University.

Mr. Steinhardt brings substantial leadership experience at a number of financial institutions and extensive experience in the financial markets that we serve. Mr. Steinhardt also has a deep knowledge and understanding of the requirements of operating in a highly regulated industry.

Director Not Standing for Re-Election

Mr. Trudeau will remain a director of the Company until the Annual Meeting, but will not stand for reelection.

Robert W. Trudeau Director since July 2008	Robert W. Trudeau (42) has been a general partner at Technology Crossover Ventures (“TCV”), a private equity and venture capital firm, since August 2005. Prior to joining TCV, from January 2003 to August 2005, Mr. Trudeau was a principal of General Atlantic Partners, a venture capital firm. Mr. Trudeau currently serves on the board of directors of Interactive Brokers Group Inc. and several privately held companies. Mr. Trudeau received a B.A.H. in Political Science from Queen’s University and an M.B.A. from The University of Western Ontario.

Mr. Trudeau has significant experience in acquisition and corporate finance transactions generally and in the financial services industry in particular. Mr. Trudeau also has experience as a director of other companies in the financial services industry.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director independence

The Board of Directors has determined that eight of our nominees for director, Dr. Brown-Hruska and Messrs. Burkhardt, Casper, Gomach, Hersch, Markowitz, Rohatyn and Steinhardt, currently meet the independence requirements contained in the NASDAQ listing standards and applicable tax and securities rules and regulations. None of these nominees for director has a relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each of these nominees for director is “independent” as defined within the meaning of the NASDAQ listing standards. In compliance with the NASDAQ listing standards, we have a Board of Directors comprised of a majority of independent directors.

The NASDAQ listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to MarketAxess’ management. Based on all of the foregoing, as required by the NASDAQ listing standards, the Board made a substantive determination as to each of the nine independent directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. After reviewing the relationship between the Company and Mr. Hernandez’s employer, JP Morgan Chase & Co. (“JPMorgan”), the Company has decided not to treat Mr. Hernandez as an independent director for purposes of the NASDAQ listing standards and applicable SEC rules. In making this determination, the Board considered that JPMorgan represented less than 10% of the Company’s annual revenue in each of 2010, 2009 and 2008, and has from time to time provided certain investment banking services to the Company, including acting as an underwriter of our initial public offering in 2004.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for purposes of membership on the Audit Committee, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2008 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence. The Board’s independence determinations included reviewing the following relationships:

•	Prior to September 2008, Mr. Casper was an executive officer of FFTW, which accounted for less than 1% of the Company’s annual revenue in each of the past three years. FFTW is a wholly-owned subsidiary of BNP Paribas, which accounted for less than 5% of the Company’s annual revenue in each of the past three years.

•	Mr. Hersch was previously an employee, but not an executive officer, of Bear, Stearns & Co., Inc., which accounted for less than 5% of the Company’s annual revenue in 2008 prior to its acquisition by J.P. Morgan Chase & Co.

•	Mr. Rohatyn is an executive officer of TRG Management L.P., the investment manager of the TRG Global Opportunity Master Fund, Ltd. TRG Global Opportunity Master Fund, Ltd. accounted for less than 1% of the Company’s annual revenue in each of the past three years. In addition, Mr. Casper is an executive officer of TRG Management L.P.

•	Mr. Steinhardt is an executive officer of KLS Diversified Asset Management, which accounted for less than 1% of the Company’s annual revenue in each of the past three years.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.marketaxess.com.

The Nominating and Corporate Governance Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating and Corporate Governance Committee’s consideration by submitting such recommendations directly to the Nominating and Corporate Governance Committee by mail or electronically. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above under Qualifications for director nominees. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating and Corporate Governance Committee will necessarily nominate the person so recommended by a stockholder. The Nominating and Corporate Governance Committee may engage outside search firms to assist in identifying or evaluating potential nominees.

Board leadership structure

Our CEO also serves as the Chairman of the Board, and we have a Lead Independent Director, Mr. Rohatyn, who is responsible, among other things, for consulting with the Chairman regarding the agenda for each Board meeting and coordinating the activities of the non-employee directors and the Board, in general, including presiding over the executive sessions of non-employee directors. We believe that this structure is appropriate for the Company because it allows one person to speak for and lead the Company and the Board, while also providing for effective oversight by an independent Board through a Lead Independent Director. Our CEO, as the individual with primary responsibility for managing the Company’s strategic direction and day-to-day operations, is in the best position to provide Board leadership that is aligned with our stockholders’ interests as well as the Company’s needs. Our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combining the roles of CEO and Chairman.

The Board has established other structural safeguards that serve to preserve the Board’s independent oversight of management. First, the Board is comprised almost entirely of independent directors who are highly qualified and experienced, and who exercise a strong, independent oversight function. The Board’s Audit Committee and its Compensation Committee are comprised entirely of, and are chaired by, independent directors, and a majority of the members, including the chair, of the Nominating and Corporate Governance Committee are independent. Second, independent oversight of our Chief Executive Officer’s performance is provided through a number of Board and committee processes and procedures, including regular executive sessions of non-employee directors and annual evaluations of our Chief Executive Officer’s performance against pre-determined goals. The Board believes that these safeguards preserve the Board’s independent oversight of management and provide a balance between the authority of those who oversee the Company and those who manage it on a day-to-day basis.

Board committees

The Audit Committee of our Board of Directors reviews, acts on and reports to our Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the independent registered public accounting firm and our accounting practices. The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Hersch. The Board of Directors has determined that each member of the Audit Committee is an independent director in accordance with NASDAQ listing standards and that Mr. Casper and Mr. Gomach are both Audit Committee financial experts, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards.

The Compensation Committee of the Board of Directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors (other than non-employee directors) and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee currently consists of Messrs. Steinhardt (Chair), Burkhardt and Hersch. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules.

The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for director positions to be recommended by our Board of Directors for election as directors and for any vacancies in such positions, develops and recommends for our Board of Directors the Corporate Governance Guidelines of the Company and oversees the annual review of the performance of the Board of Directors, each director and each committee. The Nominating and Corporate Governance Committee currently consists of Mr. Hersch (Chair), Dr. Brown-Hruska and Mr. Hernandez. The Board of Directors has determined that Mr. Hersch and Dr. Brown-Hruska are independent directors in accordance with NASDAQ listing standards.

The Investment Committee assists the Board in monitoring whether the Company has adopted and adheres to a rational and prudent investment and capital management policy; whether management’s investment and capital management actions are consistent with attainment of the Company’s investment policy, financial objectives and business goals; the Company’s compliance with legal and regulatory requirements pertaining to investment and capital management; the competence, performance and compensation of the Company’s external money managers; and such other matters as the Board or Investment Committee deems appropriate. The Investment Committee currently consists of Messrs. Steinhardt (Chair), Markowitz and Millet.

Meetings and attendance

During the year ended December 31, 2010, the full Board held seven meetings; the Audit Committee held six meetings; the Compensation Committee held nine meetings; the Nominating and Corporate Governance Committee held two meetings; and the Investment Committee held one meeting. The non-management directors met in executive session without management directors or employees present at each of the four regularly-scheduled meetings of the Board during 2010. We expect each director to attend each meeting of the full Board and of the committees on which he or she serves and to attend the annual meeting of stockholders. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served. Dr. Brown-Hruska and Messrs. McVey, Millet, Burkhardt, Casper, Gomach, Hernandez, Hersch, Markowitz, Rohatyn and Steinhardt attended our 2010 annual meeting of stockholders.

Board involvement in risk oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes by informing itself of the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for defining or managing the Company’s various risks.

The Board of Directors monitors management’s responsibility for risk oversight through regular reports from management to the Audit Committee and the full Board. Furthermore, the Audit Committee reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing the Company, including strategic, operational, market, credit, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the Company’s compensation arrangements are consistent with effective controls and sound risk management. Finally, risk management is a factor that the Board and the Nominating and Corporate Governance Committee consider when determining who to nominate for election as a director of the Company and which directors serve on the Audit Committee. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

James N.B. Rucker, who previously served as the Company’s Chief Financial Officer and its Chief Operations, Credit and Risk Officer, currently is responsible for the Company’s credit and risk functions. In such position, Mr. Rucker has responsibility, among other things, for overseeing and coordinating the Company’s risk assessment and mitigation efforts, including responsibility for identification of key business risks, ensuring appropriate management of these risks within stated limits and enforcement through policies and procedures. The Company’s Risk Committee was organized in 2006 to assist management’s efforts to assess and manage risk. The Risk Committee is chaired by Mr. Rucker and is comprised of department heads. The Risk Committee assesses the Company’s business strategies and plans and insures that appropriate policies and procedures are in place for identifying, evaluating, monitoring, managing and measuring significant risks. The Risk Committee periodically prepares updates and reports for the Audit Committee of the Board of Directors and provides an annual update directly to the Board.

Code of Conduct, Code of Ethics and other governance documents

The Board has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both the Code of Conduct and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, can be accessed in the Investor Relations — Corporate Governance section of our website at www.marketaxess.com.

You may also obtain a copy of these documents by writing to MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as a copy of the Company’s Corporate Governance Guidelines, can be accessed in the Investor Relations — Corporate Governance section of our website.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the MarketAxess Holdings Inc. Board of Directors, c/o General Counsel, 299 Park Avenue, 10th Floor, New York, New York 10171. The General Counsel will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the General Counsel has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at our corporate headquarters address, which is 299 Park Avenue, 10th Floor, New York, New York 10171, or electronically, at our corporate website, www.marketaxess.com under the heading Investor Relations — Corporate Governance — Reporting Concerns — Confidential Ethics Web Form.

Director compensation

Our Board of Directors recommends, reviews and oversees the compensation, including equity awards, for our non-employee directors. All directors, other than Messrs. McVey and Millet, are regarded as non-employee directors. Messrs. McVey and Millet receive no additional compensation for their service as a director. Each non-employee director receives an annual cash retainer of $50,000. The Lead Independent

Director receives a supplemental annual retainer of $15,000 and the chairs of the Audit, Compensation, Nominating and Corporate Governance, and Investment Committees receive a supplemental annual retainer of $15,000, $10,000, $7,500 and $5,000, respectively. In addition, each non-employee director receives $1,500 for each meeting of our Board of Directors, $2,000 for each meeting of the Audit Committee, and $1,000 for each meeting of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Investment Committee that the director attends. In July 2010, we granted 4,923 shares of restricted stock to each non-employee director. One-half of the award vested on November 30, 2010 and the balance vests on May 31, 2011. These awards were made under the Company’s 2004 Stock Incentive Plan (Amended and Restated Effective April 28, 2006) (the “Stock Incentive Plan”). The number of restricted stock shares granted was determined on the date of grant by dividing the $70,000 equity grant value by the closing price of the stock. The Board of Directors recommends, reviews and oversees the equity awards for our non-employee directors. We expect to continue to compensate our non-employee directors with a combination of cash and equity awards.

The Company and the Board of Directors believe that equity-based awards are an important factor in aligning the long-term financial interest of the non-employee directors and stockholders. As such, in October 2007 the Board of Directors adopted stock ownership guidelines for the non-employee directors. These guidelines, which were revised upward in July 2010, require that non-employee directors hold not less than a number of shares of Common Stock equal in value to three times the annual base cash retainer payable to a director, calculated as of the July 20, 2010 effective date of the revised policy. The designated level of ownership must be maintained throughout the non-employee director’s service with the Company. Restricted shares (both vested and unvested) and any other shares of beneficially owned Common Stock count toward the minimum ownership requirement; unvested stock options are excluded. Seven of the non-employee directors were in compliance with the increased stock ownership guidelines as of the effective date of the revised policy, which was immediately effective with respect to each of these individuals. Mr. Hernandez, who prior to April 16, 2009 was prohibited by his employer’s policies from receiving any form of compensation for his service as a director of the Company, must comply with the revised guidelines not later than April 16, 2014, and Dr. Brown-Hruska, who was elected to the Board on April 21, 2010, must comply with the revised guidelines not later than April 21, 2015; both such individuals are expected to be in compliance within the required timeframes.

Director compensation for fiscal 2010

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(1)(2)	($)

Dr. Sharon Brown-Hruska	29,500	70,005	99,505
Roger Burkhardt	67,500	70,005	137,505
Stephen P. Casper	78,125	70,005	148,130
David G. Gomach	85,500	70,005	155,505
Carlos M. Hernandez	60,500	70,005	130,505
Ronald M. Hersch	75,375	70,005	145,380
Jerome S. Markowitz	60,500	70,005	130,505
Nicolas S. Rohatyn	73,750	70,005	143,755
John Steinhardt	80,750	70,005	150,755
Robert W. Trudeau	66,500	70,005	136,505

(1)	The amounts represent the aggregate grant date fair value of stock awards granted by the Company in 2010, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 12 to the consolidated financial statements included in the Company’s 2010 Annual Report on Form 10-K filed with the SEC on February 24, 2011.

(2)	The table below sets forth information regarding the aggregate number of stock awards and the aggregate number of option awards outstanding at the end of fiscal year 2010 for each non-employee director:

	Aggregate Number	Aggregate Number
	of Stock Awards	of Option Awards
	Outstanding at	Outstanding at
	Fiscal Year End	Fiscal Year End
	(#)	(#)

Dr. Sharon Brown-Hruska	2,462	—
Roger Burkhardt	2,462	9,912
Stephen P. Casper	2,462	29,912
David G. Gomach	2,462	24,912
Carlos M. Hernandez	2,462	3,187
Ronald M. Hersch	2,462	29,912
Jerome S. Markowitz	2,462	38,246
Nicolas S. Rohatyn	2,462	38,246
John Steinhardt	2,462	29,912
Robert W. Trudeau(*)	2,462	7,412

(*)	Pursuant to a Form 4 filed by Mr. Trudeau on February 17, 2011, these shares of restricted stock and stock options are held directly by Mr. Trudeau, who has sole voting and dispositive power of these securities. However, TCM VI, of which Mr. Trudeau is a member, owns 100% of the pecuniary interest in such securities. Mr. Trudeau disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2011, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Your vote

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2011. Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote on the proposal.

Board recommendation

The Board unanimously recommends that you vote “FOR” ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Information about our independent registered public accounting firm

PwC has audited our consolidated financial statements each year since our formation in 2000. Representatives of PwC will be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Audit and other fees

The aggregate fees billed by our independent registered public accounting firm for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the years ended December 31, 2010 and 2009 and the audit of our broker-dealer subsidiaries’ annual financial statements, as well as fees paid to PwC for tax compliance and planning and other services, are set forth below.

Except as set forth in the following sentence, the Audit Committee, or a designated member thereof, pre-approves 100% of all audit, audit-related, tax and other services rendered by PwC to the Company or its subsidiaries. The Audit Committee has authorized the Chief Executive Officer and the Chief Financial Officer to purchase permitted non-audit services rendered by PwC to the Company or its subsidiaries up to and including a limit of $10,000 per service and an annual limit of $20,000.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, peer review or annual inspection by the Public Company Accounting Oversight Board of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent registered public accounting firm and the Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Set forth below is information regarding fees paid by the Company to PwC during the fiscal years ended December 31, 2010 and 2009.

Fee Category	2010	2009

Audit Fees(1)	$927,689	$1,159,045
Audit Related Fees	—	6,970
All Other Fees	8,046	3,259

Total	$935,736	$1,169,274

(1)	The aggregate fees incurred include amounts for the audit of the Company’s consolidated financial statements (including fees for the audit of our internal controls over financial reporting) and the audit of our broker-dealer subsidiaries’ annual financial statements.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee currently consists of Messrs. Gomach (Chair), Casper and Hersch. Each member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of NASDAQ and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by NASDAQ rules. In addition, the Board has determined that both Mr. Gomach and Mr. Casper satisfy the NASDAQ rule requiring that at least one member of our Board’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that both Mr. Gomach and Mr. Casper are “financial experts” as defined by the SEC.

The Audit Committee appoints our independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates, and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investor Relations — Corporate Governance section of the Company’s website.

During fiscal year 2010, the Audit Committee met six times. The Company’s senior financial management and independent registered public accounting firm were in attendance at such meetings, with the exception of one special meeting that representatives of the independent registered public accounting firm did not attend. Following at least one meeting during each calendar quarter during 2010, the Audit Committee conducted a private session with the independent registered public accounting firm, without the presence of management.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

We have reviewed and discussed with senior management the Company’s audited financial statements for the year ended December 31, 2010, included in the Company’s 2010 Annual Report on Form 10-K. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

In discharging our oversight responsibility as to the audit process, we have discussed with PwC, the Company’s independent registered public accounting firm, the matters required to be discussed by PCAOB AU 380 Communication with Audit Committees, as currently in effect, which requires our independent registered public accounting firm to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including: (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.

We have received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with us concerning independence, and have discussed with PwC their independence.

Based upon the foregoing review and discussions with our independent registered public accounting firm and senior management of the Company, we have recommended to our Board that the financial statements prepared by the Company’s management and audited by its independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K, for filing with the SEC. The Committee also has appointed PwC as the Company’s independent registered public accounting firm for 2011.

As specified in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Submitted by the Audit Committee of the
Board of Directors:

David G. Gomach — Chair
Stephen P. Casper
Ronald M. Hersch

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC (the “Dodd-Frank Act”)), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the named executive officers’ compensation.

As described in detail in the Compensation Discussion and Analysis below, the Company’s named executive officer compensation program is designed to attract, reward and retain the caliber of officers needed to ensure the Company’s continued growth and profitability. The primary objectives of the program are to:

•	align Company and personal performance and decision-making with stockholder value creation;

•	reward our named executive officers for their individual performance and their contribution to our overall financial performance without encouraging excessive risk-taking;

•	support our long-term growth objectives, thereby creating long-term value for our stockholders;

•	provide rewards that are competitive with organizations that compete for executives with similar skill sets;

•	provide rewards that are cost-efficient and equitable to both our named executive officers and stockholders; and

•	encourage high-potential individuals with significant and unique market experience to build a career at the Company.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its named executive officer compensation program achieves this goal with its emphasis on long-term equity awards and performance-based compensation, in addition to short-term (annual) incentive awards, specifically cash incentives, which has enabled the Company to successfully motivate and reward its named executive officers. The Company believes that its ability to retain its current high-performing team of seasoned executive officers is critical to its continuing financial success and that its focus on the long-term interests of its named executive officers aligns with the interests of its stockholders.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, our Board and the Compensation Committee, which is responsible for designing and administering the Company’s named executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Act), the Company is seeking the input of its stockholders on the frequency with which it will hold a non-binding, advisory vote on the compensation of its named executive officers (commonly known as a “frequency of say-on-pay” proposal). In voting on this Proposal 4, stockholders are provided with four choices. Stockholders may indicate their preference as to whether the advisory vote on the compensation of the Company’s named executive officers should occur (i) once every year, (ii) once every two years, or (iii) once every three years; or the stockholders may abstain from voting on this Proposal 4.

After careful consideration, it is the opinion of the Board of Directors that the frequency of the stockholder vote on the compensation of the Company’s named executive officers should be once per year. The Board of Directors recommends an annual advisory vote because an annual vote will allow stockholders to provide direct input on the Company’s compensation policies and practices, and the resulting compensation for the named executive officers, every year. Stockholders would have the opportunity to consider the Company’s most recent compensation decisions in the context of its pay for performance philosophy and focus on increasing long-term stockholder value, and to provide feedback to the Company in a timely way.

While the Board recommends an annual vote, stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders are being provided with the opportunity to cast an advisory vote, via the enclosed proxy card, on whether the stockholder advisory vote on named executive officer compensation should occur (i) once every year, (ii) once every two years, or (iii) once every three years, or to abstain from voting on the matter.

As an advisory vote, this proposal is not binding on the Company. Notwithstanding the advisory nature of this vote, the Board of Directors values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes on executive compensation. The alternative receiving the greatest number of votes (every year, every two years or every three years) will be the frequency that stockholders approve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF SAY-ON-PAY VOTE OF ONCE PER YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 12, 2011 by (i) each person or group of affiliated persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 12, 2011 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 34,949,764 shares of Common Stock outstanding at the close of business on April 12, 2011. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o MarketAxess Holdings Inc., 299 Park Avenue, 10th Floor, New York, New York 10171.

	Number of
	Shares	Percentage
	Beneficially	of Stock
	Owned	Owned

5% Stockholders
Burgundy Asset Management Ltd.(1)	3,266,357	9.35%
J.P. Morgan Partners (23A), L.P.(2)	1,531,109	4.29%
LabMorgan Corporation(3)	2,764,519	7.75%
Total for entities affiliated with J.P. Morgan Chase & Co.	3,564,519	9.99%
Entities related to Technology Crossover Ventures(4)	3,017,359	8.46%
Janus Capital Management LLC(5)	2,373,781	6.79%
Kornitzer Capital Management, Inc.(6)	2,222,661	6.36%
Named Executive Officers and Directors
Richard M. McVey(7)	2,163,242	5.92%
Dr. Sharon Brown-Hruska(8)	4,923	*
Roger Burkhardt(9)	31,738	*
Stephen P. Casper(10)	55,738	*
David G. Gomach(11)	55,738	*
Carlos M. Hernandez(12)	12,288	*
Ronald M. Hersch(10)	55,738	*
Jerome S. Markowitz(13)	52,683	*
T. Kelley Millet(14)	819,963	2.31%
Nicolas S. Rohatyn(15)	64,072	*
John Steinhardt(10)	55,738	*
Robert W. Trudeau(16)	3,017,359	8.46%
Antonio L. DeLise(17)	123,523	*
James N.B. Rucker(18)	325,816	*
Nicholas Themelis(19)	377,508	1.07%
All Executive Officers and Directors as a Group (15 persons)(20)	7,216,067	18.76%

*	Less than 1%.

(1)	Information regarding Burgundy Asset Management Ltd. was obtained from a Schedule 13G filed by Burgundy Asset Management Ltd. with the SEC. The principal business address of Burgundy Asset Management Ltd. is 181 Bay Street, Suite 4510, Toronto, Ontario M5J 2T3.

(2)	Information regarding J.P. Morgan Partners (23A), L.P. was obtained from a Schedule 13G filed by J.P. Morgan Partners (23A), L.P. with the SEC. Consists of 800,000 shares of Common Stock and 731,109 shares of Common Stock issuable upon conversion of shares of non-voting common stock that are presently convertible. Excludes 494,208 shares of non-voting common stock, because the terms of the non-voting common stock contain a limitation on acquiring shares of Common Stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding Common Stock. In total, 1,225,317 shares of non-voting common stock are owned by the holder. The general partner of J.P. Morgan Partners (23A), L.P. is J.P. Morgan Partners (23A Manager), Inc., an indirect wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of J.P. Morgan Partners (23A), L.P. is 270 Park Avenue, New York, NY 10017.

(3)	Information regarding LabMorgan Corporation was obtained from a Schedule 13G filed by LabMorgan Corporation with the SEC. Consists of 2,033,410 shares of Common Stock and an aggregate of 731,109 shares of Common Stock issuable upon conversion of shares of non-voting common stock that are presently convertible. Excludes 629,228 shares of non-voting common stock because the terms of the non-voting common stock contain a limitation on acquiring shares of Common Stock if the conversion would result in the holder beneficially owning more than 9.99% of our outstanding Common Stock. In total, 1,360,337 shares of non-voting common stock are owned by the holder. LabMorgan Corporation is a direct wholly-owned subsidiary of JPMorgan Chase & Co. The principal business address of LabMorgan Corporation is 270 Park Avenue, New York, NY 10017.

(4)	Consists of (i) 2,282,028 shares of Common Stock held by TCV VI, L.P. (“TCV VI”), (ii) 694,530 shares of Common Stock issuable upon exercise of warrants held by TCV VI, (iii) 17,971 shares of Common Stock held by TCV Member Fund, L.P. (“TCV MF” and, together with TCV VI, the “TCV VI Funds”), (iv) 5,470 shares of Common Stock issuable upon exercise of warrants held by TCV MF, (v) 7,486 shares of Common Stock held by TCV VI Management, L.L.C. (“TCM VI”), (vi) 2,462 shares of unvested restricted stock held directly by Mr. Trudeau; and (viii) 7,412 shares of Common Stock issuable upon exercise of stock options held directly by Mr. Trudeau. The TCV VI Funds are organized as “blind pool” partnerships in which the limited partners (or equivalents) have no discretion over investment or sale decisions, are not able to withdraw from TCV VI Funds, except under exceptional circumstances, and generally participate ratably in each investment made by the TCV VI Funds. The sole General Partner of TCV VI and a General Partner of TCV MF is Technology Crossover Management VI, L.L.C. (“Management VI”). Mr. Trudeau, a director of the Company, is a member of Management VI. Mr. Trudeau and Management VI share voting and dispositive power with respect to the shares beneficially owned by the TCV VI Funds. Mr. Trudeau and Management VI disclaim beneficial ownership of any shares held by the TCV VI Funds except to the extent of their respective pecuniary interests therein. Mr. Trudeau has sole voting and dispositive power over the stock options held directly by him, any shares issuable upon the exercise of such stock options and the shares held directly by him; however, TCM VI owns 100% of the pecuniary interest in such stock options and any such shares. Mr. Trudeau disclaims beneficial ownership of such stock options, any shares to be issued upon exercise of such stock options, any shares held directly by him, and any shares held by TCM VI and the TCV VI Funds, except to the extent of his pecuniary interest therein.

(5)	Information regarding Janus Capital Management LLC was obtained from a Schedule 13G filed by Janus Capital Management LLC with the SEC. The principal business address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

(6)	Information regarding Kornitzer Capital Management, Inc. was obtained from a Schedule 13G filed by Kornitzer Capital Management, Inc. with the SEC. The principal business address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, KS 66205.

(7)	Consists of (i) 351,681 shares of Common Stock owned individually; (ii) 221,787 shares of unvested restricted stock; and (iii) 1,589,774 shares of Common Stock issuable pursuant to stock options granted to Mr. McVey that are or become exercisable within 60 days. Does not include (x) 407,495 shares of Common Stock issuable pursuant to stock options and deferred restricted stock units that are not exercisable within 60 days or (y) 29,126 performance shares.

(8)	Consists of (i) 2,461 shares of Common Stock owned individually; and (ii) 2,462 shares of unvested restricted stock.

(9)	Consists of (i) 15,364 shares of Common Stock owned individually; (ii) 2,462 shares of unvested restricted stock; (iii) 9,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days and (iv) 4,000 shares of Common Stock owned by his spouse.

(10)	Consists of (i) 23,364 shares of Common Stock owned individually; (ii) 2,462 shares of unvested restricted stock; and (iii) 29,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(11)	Consists of (i) 28,364 shares of Common Stock owned individually; (ii) 2,462 shares of unvested restricted stock; and (iii) 24,912 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(12)	Consists of (i) 9,101 shares of Common Stock owned individually; (ii) 2,462 shares of unvested restricted stock; and (iii) 3,187 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include shares of Common Stock and other MarketAxess securities held by J.P. Morgan Partners (23A), L.P. or LabMorgan Corporation, each of which is a direct wholly-owned subsidiary of JPMorgan Chase & Co. Mr. Hernandez disclaims beneficial ownership of such shares.

(13)	Consists of (i) 5,168 shares of Common Stock owned individually; (ii) 2,462 shares of unvested restricted stock; (iii) 38,246 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days; and (iv) 6,807 shares of Common Stock owned in joint tenancy with his spouse.

(14)	Consists of (i) 179,458 shares of Common Stock owned individually; (ii) 125,505 shares of unvested restricted stock; and (iii) 515,000 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include (x) 303,746 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days and unvested restricted stock units or (y) 14,563 performance shares.

(15)	Consists of (i) 23,364 shares of Common Stock owned individually; (ii) 2,462 shares of unvested restricted stock; and (iii) 38,246 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days.

(16)	Includes (i) 2,462 shares of unvested restricted stock; and (ii) 7,412 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days, in each case held directly by Mr. Trudeau. Mr. Trudeau has the sole power to dispose and direct the disposition of the options, any shares issuable upon the exercise of the options, and the shares of Common Stock held directly by him, and the sole power to direct the vote of the shares of Common Stock and the shares of Common stock to be issued to him upon exercise of the options. However, Mr. Trudeau has transferred to TCM VI 100% of the pecuniary interest in such options, any shares to be issued upon exercise of such options and the shares of Common Stock held directly by Mr. Trudeau. Also includes (x) shares of Common Stock held by TCM VI and (y) shares of Common Stock and warrants exercisable for Common Stock owned by the TCV VI Funds. See footnote (1) for a discussion of the ownership of the TCV Funds. Mr. Trudeau disclaims beneficial ownership of any shares held by TCM VI and the TCV VI Funds, except to the extent of his pecuniary interest therein.

(17)	Consists of (i) 16,769 shares of Common Stock owned individually; (ii) 31,754 shares of unvested restricted stock; and (iii) 75,000 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 4,368 performance shares or 10,194 restricted stock units that are unvested.

(18)	Consists of (i) 175,977 shares of Common Stock owned in joint tenancy with his spouse; (ii) 31,189 shares of unvested restricted stock; and (iii) 118,650 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 4,854 performance shares or 7,281 restricted stock units that are unvested.

(19)	Consists of (i) 17,596 shares of Common Stock owned in joint tenancy with his spouse; (ii) 64,062 shares of unvested restricted stock; and (iii) 295,850 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days. Does not include 8,009 performance shares or 18,689 restricted stock units that are unvested.

(20)	Consists of (i) 3,211,225 shares of Common Stock; (ii) 498,917 shares of unvested restricted stock; (iii) 2,805,925 shares of Common Stock issuable pursuant to stock options that are or become exercisable within 60 days; and (iv) 700,000 shares of Common Stock issuable pursuant to warrants that are currently exercisable. Does not include (i) 429,953 shares of Common Stock issuable pursuant to stock options that are not exercisable within 60 days; (ii) 60,920 performance shares that are unvested or (iii) 317,452 restricted stock units that are unvested.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 12, 2011.

Name	Age	Position

Richard M. McVey	51	Chief Executive Officer and Chairman of the Board of Directors
T. Kelley Millet	51	President
Antonio L. DeLise	49	Chief Financial Officer
Nicholas Themelis	47	Chief Information Officer

Richard M. McVey has been Chief Executive Officer and Chairman of our Board of Directors since our inception. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. McVey’s business experience.

T. Kelley Millet has been President since September 2006. See Proposal 1 — Election of Directors — Director information for a discussion of Mr. Millet’s business experience.

Antonio L. DeLise has been Chief Financial Officer since March 2010. From July 2006 until March 2010, Mr. DeLise was the Company’s Head of Finance and Accounting, where he was responsible for financial regulatory compliance and oversight of all controllership and accounting functions. Prior to joining us, Mr. DeLise was Chief Financial Officer of PubliCard, Inc., a designer of smart card solutions for educational and corporate sites, from April 1995 to July 2006. Mr. DeLise also served as Chief Executive Officer of PubliCard from August 2002 to July 2006, President of PubliCard from February 2002 to July 2006, and a director of PubliCard from July 2001 to July 2006. Prior to PubliCard, Mr. DeLise was employed as a senior manager with the firm of Arthur Andersen LLP from July 1983 through March 1995.

Nicholas Themelis has been Chief Information Officer since March 2005. From June 2004 through February 2005, Mr. Themelis was Head of Technology and Product Delivery. From March 2004 to June 2004, Mr. Themelis was Head of Product Delivery. Prior to joining us, Mr. Themelis was a Principal at Promontory Group, an investment and advisory firm focused on the financial services sector, from November 2003 to March 2004. From March 2001 to August 2003, Mr. Themelis was a Managing Director, Chief Information Officer for North America and Global Head of Fixed-Income Technology at Barclays Capital. From March 2000 to March 2001, Mr. Themelis was the Chief Technology Officer and a member of the board of directors of AuthentiDate Holdings Corp., a start-up focused on developing leading-edge content and encryption technology. Prior to his tenure at AuthentiDate, Mr. Themelis spent nine years with Lehman Brothers, ultimately as Senior Vice President and Global Head of the E-Commerce Technology Group.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) highlights our pay-for-performance methodology, provides an overview of key compensation programs and practices, and provides an overview of the factors that we believe are most relevant to stockholders as they consider their votes on Proposal 3 (advisory vote on executive compensation, or “Say-on-Pay”) and Proposal 4 (advisory vote on frequency of Say-on-Pay vote, or “Say-on-Frequency”). The CD&A describes and analyzes our compensation programs and practices and the specific amounts of compensation paid for fiscal year 2010 to our Chief Executive Officer and Chairman of the Board (“CEO”), Mr. McVey, our President, Mr. Millet, our Chief Financial Officer (“CFO”), Mr. DeLise, our Chief Information Officer (“CIO”), Mr. Themelis, and our Chief Operations, Credit, and Risk Officer (“Chief OCR Officer”), Mr. Rucker (collectively, the named executive officers, or “NEOs”). Effective February 23, 2011, Mr. Rucker transitioned into the role of Credit and Risk Officer with the Company and ceased to be an officer for reporting purposes under SEC rules.

Executive Summary

2010 Performance

While the performance of the general financial markets continued to fluctuate in 2010, the improved credit markets, in conjunction with multiple organic initiatives, resulted in a successful year for the Company. Highlights of our financial performance during 2010 include the following:

•	Revenues: For the second consecutive year, annual revenues reached an all-time high, increasing to more than $146 million, up 27.8% from $114 million in 2009;

•	Operating Income: Record operating income for 2010 of $50.9 million, up 69.4% from $30 million in 2009;

•	Operating Margin: The Company’s operating margin increased to 35% in 2010 from 26% in 2009;

•	Earnings Per Share: Earnings Per Share (“EPS”) increased 90.5% to $0.80 in 2010 from $0.42 in 2009;

•	Stock Price: The Company’s stock closed at $20.81 at the end of 2010, up 49.7% from $13.90 at the conclusion of 2009;

•	Trading Volume: Total trading volume increased to $402.3 billion in 2010 from $299.3 billion in 2009;

•	Transaction Fees: Average variable transaction fees per million (across all products) increased to $179 per million in 2010, from $176 per million in 2009;

•	Market Share: Our estimated U.S. high-grade trading volume market share for the fourth fiscal quarter of 2010 increased to 9.6% vs. 8.0% in the fourth fiscal quarter of 2009, and our estimated market share for fiscal 2010 increased to 8.4% vs. 6.2% for fiscal 2009; and

•	Relative Performance: We outperformed our peer group in annual growth in revenue, operating income, EPS, EBITDA and pre-tax margin during 2010.

How 2010 Performance Affected Executive Compensation

•	Annual cash incentive payments to NEOs increased to $4.85 million from $3.775 million in 2009, up 28% in the aggregate, reflecting our record revenue, operating income and EPS growth over 2009 (see Annual Variable Performance Awards Payable in Cash below).

•	Performance shares were earned by recipients at 150% of the award amount, the maximum possible under the award design. As the share price of our Common Stock also increased 50% in 2010 (from $14.29 at grant date to $21.44 in February 2011 at the time of settlement), the unvested performance shares are currently worth more than double the original target award (see Use of Performance Shares below).

Changes/Key Actions in 2010

In 2010 or early 2011, the Compensation Committee made the following changes/key decisions with respect to the rewards architecture of our executive compensation program to assure that the program continues to balance rewards and retention of our key executives with the short-term and long-term interests of the Company’s stockholders:

•	Peer Group — expanded our peer group to include the Chicago Board Options Exchange (the “CBOE”) after that company became public through an initial public offering conducted in 2010;

•	Base Salary — increased the base salary of our CIO by $50,000 for 2010. Determined to forgo any increases in base salary for senior executives for 2011, consistent with our pay philosophy of keeping fixed compensation expenses low;

•	Annual Incentive Design — continued to manage profitability and increase operating margins by reducing the percentage of operating profits available to fund the annual incentive pool;

•	Stock Ownership Guidelines — increased the multiple of base salary (or annual retainer with respect to non-employee directors) used to determine the dollar value of Company stock required to be held under the current stock ownership guidelines applicable to our NEOs and non-employee directors;

•	Restricted Stock Units (“RSUs”) — in December 2010, the Compensation Committee authorized the use of RSUs in the Company’s annual 2011 flex share program as well as for the retention awards made to the CEO and the President in 2011;

•	Increased Performance-Share Minimum — increased the minimum amount of performance share equity that must be elected by executives under the flex share program to 30% in 2011 from 20% in 2010, assuring enhanced pay for performance alignment between stockholders and results of operations for fiscal 2011; and

•	Management Continuity — in January 2011, the Company executed new employment agreements with the CEO and the President, with the intent of increasing the likelihood of continuity among senior executive management for the next four years.

Overview of compensation objectives and strategy for our Named Executive Officers

Our executive compensation program is designed to attract, reward and retain the caliber of executives needed to ensure our continued growth and profitability. The program’s primary objectives are to:

•	Align Company and personal performance and decision-making with stockholder value creation;

•	Reward our NEOs for their individual performance and their contribution to our overall financial performance without encouraging excessive risk-taking;

•	Support our long-term growth objectives, thereby creating long-term value for our stockholders;

•	Provide rewards that are competitive with organizations that compete for executives with similar skill sets;

•	Provide rewards that are cost-efficient and equitable to both our NEOs and stockholders; and

•	Encourage high-potential individuals with significant and unique market experience to build a career at the Company.

We have certain unique operating characteristics that directly impact our compensation philosophy and the way we attract, reward and retain key management talent. First, we are a hybrid company whose NEOs must combine an expertise of the fixed-income securities market with the knowledge and ability to create, implement and deliver technology-driven market solutions. We therefore compete with the financial services industry and the software development industry for executive talent as follows:

	Financial Services		Technology-Software Development
Experience in
	Markets Knowledge		Software		Ability to Work in
	Required	Competition	Development	Competition	Small Enterprise

CEO	✓	✓		✓	✓
President	✓	✓		✓	✓
CFO		✓		✓	✓
CIO	✓	✓	✓	✓	✓
Chief OCR Officer	✓	✓			✓

Second, because our Company is relatively small with low overhead in support positions and we maintain a relatively flat organization, our NEOs must have the ability and desire to manage tactical details, and they are expected to effectively communicate with and lead broad teams of employees across all levels of the organization. Similarly, our NEOs must be able to think strategically and broadly and be able to develop a compelling vision for both their team(s) and the Company. We believe that our business is particularly demanding on our senior executives and we highly value those executives who demonstrate an ability to flourish in this environment, due to the unique and distinct competencies that are required for success.

Lastly, we occupy a unique position in the financial technology market as there is no other publicly traded company that solely and directly competes with us. Therefore, our NEOs must be innovative as they help set the direction of the Company and determine the role it plays in the financial markets.

Our pay philosophy is tied to the belief that executive and employee compensation should have a direct correlation to financial business results. Besides a fixed base salary, executives and employees are eligible for short-term (annual) incentive awards, specifically cash incentives, and long-term (three to five year) incentive awards in the form of equity in the Company. This mix is typical of pay practice structure in both the financial services markets and the software development markets.

The strong fixed-income markets and the new technology initiatives within the broker-dealer community have resulted in increased hiring in relevant sectors of the financial services industry and record compensation levels at certain financial services firms. The Compensation Committee believes that our ability to retain our current high-performing team of seasoned NEOs to manage our business is critical to the Company’s success.

The compensation programs for our NEOs are administered by the Compensation Committee. Working with management and our independent outside compensation advisors, the Compensation Committee has developed and continually reviews and revises a compensation and benefits strategy that rewards performance and behaviors to reinforce a culture that will drive our Company’s long-term success.

We have a formal semi-annual planning, goal-setting and feedback process that is fully integrated into the compensation program, creating alignment among individual efforts, our results and the financial awards that are realized by our NEOs as well as our general employee population.

In addition, the NEOs and other senior managers meet regularly to update corporate goals and initiatives based on corporate performance, changes in market conditions and potential new market opportunities. Individual strategic goals and objectives will change as a result of new or changed corporate initiatives.

We seek to promote a long-term commitment to the Company from our NEOs, as we believe that the Company receives significant benefits from the continuity that results in maintaining the same team of seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. To support these objectives, long-term incentives for our NEOs have traditionally been granted as equity incentives, predominantly in the form of stock options, restricted stock and performance shares. Beginning with the 2011 equity awards, the Compensation Committee has authorized the use of RSUs settled in shares of our Common Stock. The Compensation Committee adopted guidelines for the grant of RSUs under the Stock Incentive Plan. These guidelines include provisions that allow a recipient to elect to defer the settlement of RSUs, thereby delaying receipt of the shares by the recipient as well as both the individual’s recognition of income taxes and the Company’s tax deduction with regard to such settlement. Generally, the ability to defer

RSUs has no impact on the vesting of the RSUs, except that the initial vesting date for an RSU that is deferred in the year of grant may not occur sooner than 13 months after the date of grant in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

The value realized from the equity incentive awards is dependent upon our performance and growth in our stock price. The vesting schedules and performance goals attached to these equity awards reinforce this long-term, performance-based orientation.

Role of the Compensation Committee

General

The Compensation Committee establishes our compensation policies, provides guidance for the implementation of those policies and determines and recommends the amounts and elements of compensation for our CEO to the Board. The Compensation Committee also collaborates with the CEO in recommending the amounts and elements of compensation for our NEOs, other than the CEO, to the Board. The Compensation Committee’s function is more fully described in its charter, which has been approved by our Board. The charter is available for viewing or download on our corporate website at www.marketaxess.com under the Investor Relations - Corporate Governance caption.

The Board has determined that each member of the Compensation Committee is an “independent director” in accordance with NASDAQ listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules.

The Compensation Committee consults with the compensation consultant for market data and the full Board for performance data when considering decisions concerning the compensation of the CEO. When considering decisions concerning the compensation of our NEOs other than the CEO, the Compensation Committee generally seeks the recommendations of both the CEO as it relates to the NEOs’ performance and the compensation consultant in relation to market data. All compensation decisions for our NEOs are ultimately recommended by the Compensation Committee to the Board for final approval.

Use of Outside Advisors

In making its determinations with respect to compensation of our NEOs, the Compensation Committee may retain the services of an independent outside compensation consultant. During 2010, Grahall LLC (“Grahall”) was retained directly by, and reported directly to, the Compensation Committee, for the following compensation-related activities:

•	NEO Pay Analysis — Review and benchmark competitive market pay levels and conduct retention analyses with respect to 2010 compensation for our NEOs and other senior executives;

•	Renewal of Executive Employment Contracts — Advise the Compensation Committee regarding the design and negotiation of new employment agreements for our CEO and President as well as the retention grants associated with the execution of those agreements;

•	Director Pay Analysis — Review and provide recommendations for compensation for our non-employee directors, including retainers and meeting fees;

•	Employee Pay Analysis — Review and benchmark competitive market pay practices for the remainder of our employee group, excluding our NEOs;

•	Proxy Disclosure — Assist in the preparation of the Company’s Compensation Discussion and Analysis included in the proxy statement for our 2010 Annual Meeting of Stockholders; and

•	General Advice — Other compensation-related recommendations and activities, including providing advice regarding compliance issues, the design and management of our annual incentive plan, and the Company’s equity awards and usage of authorized shares (i.e., “burn rate”), composition of our peer group (as discussed below in Peer Group) and redesign of the Company’s stock ownership guidelines (as discussed below in Stock Ownership Guidelines).

The Compensation Committee annually reviews competitive compensation data, recent compensation trends and any other relevant market data obtained by the compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of the relationship with any outside advisors who assist the Compensation Committee in carrying out its responsibilities.

How We Determine Pay Levels

We seek to provide competitive compensation that is commensurate with performance. For fiscal 2010, Grahall worked with our CEO and other managers of the Company to gather pertinent Company information, including employee and officer listings, corporate financial performance and the budget for the expensing of equity grants. Grahall independently researched the performance and pay practices of our peer group and augmented that research with applicable financial technology survey data to develop a general understanding of how our compensation practices and programs compare to the market. Grahall used this information to assist in the preparation of recommended pay ranges for Total Direct Compensation (“TDC”) and presented them to the Compensation Committee for its consideration and approval. TDC is comprised of base salary, annual cash incentives and long-term equity incentives (but does not include retirement and other benefits generally provided to our other employees). Corporate financial performance (year-over-year growth), individual NEO performance, achievement of corporate strategic goals and the ability to incur the suggested compensation expenses factor significantly into the Compensation Committee’s decision of where to position the NEOs in relation to the benchmark data and in relation to each other. Additionally, retention concerns, and specifically the potential of broker-dealers to hire our NEOs and offer higher compensation packages, are considered when determining both the amount and the structure of a NEO’s pay.

For fiscal year 2010, we benchmarked our NEOs’ fixed and variable compensation with a peer group of financial services and financial technology companies. This was supplemented, as appropriate, with other relevant survey data used to validate compensation levels and practices within financial services and financial technology companies and U.S. businesses in general. Based on this information, at the end of 2009 for fiscal year 2010, Grahall developed an appropriate range of cash and equity compensation for each individual that was presented to the Compensation Committee. Grahall used our peer group and blended data from a variety of sources (as discussed above) to develop a range of pay levels to guide the Compensation Committee. Moreover, as part of its standard methodology to help ameliorate the volatility that can occur during any particular compensation year — particularly in the financial services and financial technology industries — Grahall aggregated data over multiple years, with an emphasis on the most recent periods.

For any year, the appropriate compensation range for each NEO is determined based on a number of factors, including: the NEO’s role, responsibilities and expertise; the pay level for peers within the Company (internal alignment) and in the market for similar positions (external alignment); the level of competition that exists within the market for a given position; individual performance; and contribution to corporate financial performance, including the development and achievement of our long-term strategic goals and the enhancement of our franchise value. While weightings are developed and utilized for each position, no fixed numerical formula exists that is used from year to year. The Compensation Committee also considers the general economic climate and indications of pay levels from their colleagues in the financial services and technology industries.

After consideration of the foregoing data and the internal pay relationships among our NEOs, corporate financial performance, individual performance ratings and the need to attract, motivate and retain an experienced and effective management team, the Compensation Committee determined each NEO’s TDC level within the appropriate range. As discussed in more detail below in Pay Mix, for fiscal year 2010, the Compensation Committee raised the NEOs’ TDC levels over 2009 levels and targeted NEO TDC above the median of the market data. The Compensation Committee then determined an ideal “pay mix” — the relative amount of TDC for each NEO that should be delivered as base salary, annual cash incentives and long-term equity incentive awards.

Given the Company’s unique position in its industry, we believe that reviewing benchmark data is a vital part of the process by which the Compensation Committee determines relevant pay ranges and pay mix (the allocation of total pay among the different elements). The Compensation Committee uses competitive data to help strike a favorable balance among cost management, wealth creation opportunity and retention, without creating undesirable and unnecessary incentives for NEOs to take risks that might inappropriately place the stockholders’ investment at risk. However, we remain mindful that risk is a necessary and important element of our business, and that some prudent risk-taking is necessary to achieve our growth objectives.

We generally target our NEOs’ individual target total cash compensation level to be near the median of the market data for accomplishment of target performance. However, as discussed below, the base salary for each NEO is positioned below market median, in part because the publicly-traded companies in our peer group (for which information is available) are generally larger than us, and in part because the Compensation Committee’s philosophy is to place meaningful portions of our targeted annual cash compensation at risk. By maintaining significant levels of variable cash compensation for each NEO, the Company can manage its fixed expenses and better align compensation with financial performance.

Though effort is expended to maintain continuity in the annual data-gathering process, experience has taught us that there is a significant amount of volatility in pay data (and survey participants) from year to year, even when identical survey sources are used. Accordingly, we tend to use multi-year averages rather than simply focusing on data for the most recently completed period, particularly during periods of high market volatility. This approach may have the effect of “smoothing” short-term variations, which may be appropriate given short-term, isolated volatility in the data but which can also cause the user of the data to initially miss an emerging trend in compensation.

The Compensation Committee also applies other factors in determining the level of incentive pay for our NEOs, including a consideration of the firm’s overall Compensation and Benefits expense expressed as a percentage of total annual revenues (“C&B Ratio”). For example, if the Company’s C&B Ratio is greater than that of other companies in our peer group, the Compensation Committee could unilaterally choose to reduce our NEOs’ annual incentive opportunity accordingly. The Compensation Committee believes focusing on the C&B Ratio is both appropriate and typical in the financial services industry, as it gauges and limits aggregate compensation expense in proportion to revenues generated during the applicable fiscal period. Moreover, comparing our C&B Ratio versus our internal guidelines and our industry competitors provides a highly relevant data point regarding the efficiency of the Company’s compensation programs. Since the NEOs’ annual incentive payments are a component of aggregate compensation expense, the Compensation Committee reserves the right to reduce the NEOs’ incentives to reduce the C&B Ratio or to allow for additional incentive payments to the non-NEO employee population. As an ongoing long-term goal is to improve operating margins and stockholder returns, the Compensation Committee has and will continue to pursue a reduction of the C&B Ratio. The C&B Ratio declined 5.4 percentage points from 2009 to 2010.

As noted above, notwithstanding our overall pay positioning objectives, pay opportunities for specific individuals may vary significantly based on a number of factors, such as scope of duties, tenure, institutional knowledge, individual performance, market conditions and the Company’s desire to retain the NEO, and/or the difficulty in recruiting a new executive who has the skill set required to be successful with the Company. Actual total compensation in a given year will vary above or below the target compensation levels based on the attainment of corporate strategic and operating goals, individual performance, the creation of stockholder value and competitive threats.

Peer Group

The Compensation Committee assesses “competitive market” compensation using a number of sources. As mentioned above, one of the data sources used in setting competitive market levels for the NEOs is the information publicly disclosed by a “peer group” of financial services and technology companies (listed below). While these companies may differ from us in terms of exact size and revenues, and their core businesses differ from ours in that none are providing a client to multi-dealer electronic trading platform for credit products, they are the closest matches available to us in terms of a comparable business model.

During 2010, the Compensation Committee updated our peer group by adding the CBOE, which became public through an initial public offering that same year. Grahall regularly reviews our peer group and other public companies in the financial technology market and will make recommendations to our Compensation Committee for the possible removal of companies from our peer group or the inclusion of other peer firms as appropriate.

Due to the hybrid nature of our Company, the potential career opportunities and competition for executive talent are more varied than in a typical company. The firms that best fit our definition of a competitive peer are private firms for which financial results and compensation data are generally unavailable. Therefore, we have to rely on comparisons to financial technology firms in other asset classes, of different sizes, and whose business model may be different than ours.

Our peer group for 2010 consisted of the following ten companies:

BGC Partners, Inc.	Knight Capital Group, Inc.
Chicago Board Options Exchange	LaBranche & Co., Inc.
GFI Group Inc.	optionsXpress Holdings, Inc.
Intercontinental Exchange, Inc.	SWS Group, Inc.
Investment Technology Group, Inc.	Tradestation Group, Inc.

As our business model is unique, this peer group data is supplemented and blended with data from a variety of compensation surveys and public and proprietary data sources. Applicable data are selected and weighted based on their relevance to the specific position and individual being evaluated. As a result, each NEO has a carefully considered compensation range that blends data from a variety of sources and also takes into account that NEO’s level of experience and marketability. This is based on availability and applicability of peer group and other compensation data for each position and the competitive markets for talent (see Overview of compensation objectives and strategy for our Named Executive Officers above).

Details of the Company’s compensation structure for our NEOs

Pay Elements — Overview

We utilize four main components of compensation for our NEOs:

Objectives
				Reward Short-	Reward Long-
Compensation		Compete in		Term	Term
Element	Description	the Market	Retain	Performance	Performance

Base Salary	Reflects the NEO’s role and responsibilities, experience, expertise, and, to a lesser degree, individual performance	✓	✓
Cash Incentives	Designed to reward attainment of annual corporate financial goals and individual performance, allows total cash compensation to fluctuate upwards or downwards, as appropriate, with individual and corporate performance	✓	✓	✓
Equity Incentives	Designed to tie NEO compensation to stockholder value creation	✓	✓	✓	✓
Other Benefits	Includes healthcare benefits, life insurance and retirement savings plans, and disability plans	✓	✓

In addition to the foregoing elements, our CEO and President are subject to employment agreements, which were amended and restated on January 19, 2011 and provide for certain payments and benefits in the event of certain terminations of their employment or a change in control of the Company. See Executive Compensation — Potential termination or change in control payments and benefits for additional detail on potential payments under specific events of termination or upon a change of control. The amended and restated agreements are intended to assure the continuity of senior executive management by providing for an initial four-year term commencing on February 1, 2011, with successive one-year automatic renewals unless either party elects not to extend the term at least 90 days prior to the last day of the term. As the CEO and President are critical to the strategic direction and the day-to-day operations of the Company, the agreements are intended to retain these NEOs for a certain period of time. It is difficult to predict the type of leadership needed too far into the future; therefore, the agreements have annual renewals after the first four-year term, thereby allowing for a change in leadership, as needed.

Pay Mix

We believe that our pay mix helps to better align NEO compensation with the interests of our stockholders. While we acknowledge that less variability in compensation through increased base salaries may, in some cases, reduce risk-taking, we believe that variability of compensation tied to corporate results motivates our NEOs and promotes decision-making that is aligned with stockholders’ goals. A lower base of fixed costs (of which base salary is a part) helps us manage expenses and operating income. We also believe we have the right pay mix in place to mitigate unnecessary or extraordinary focus on short-term results that could result in increased risk.

•	NEOs receive a significant portion of their compensation in equity that generally vests over three years. Therefore, the NEOs must have a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance or other detrimental activity affects the NEOs to the same extent it affects our stockholders.

•	As a significant portion of each NEO’s compensation is awarded in equity and our NEOs are subject to stock ownership guidelines, we believe the NEOs are motivated to align personal performance and decision-making with stockholder value creation, and that they are motivated to improve the financial results for the Company on a long-term basis.

•	Our equity agreements for all grants made to all employees have a “Detrimental Activity” clause, which would allow the Company to (1) expire any unexercised stock options or recover any gain realized as a result of exercise from one year of exercise and (2) forfeit any performance shares, restricted stock and RSUs held prior to vesting or, for one year after vesting, recover an amount equal to the fair market value at the time of vesting.

•	We have implemented a decreasing accrual rate for our Employee Incentive Pool (as defined below) and implemented a cap on how much each NEO can earn in cash incentives on an annual basis regardless of corporate results (see below under Annual Variable Performance Awards Payable in Cash). This reduces the likelihood of NEOs taking unnecessary risk for increased short-term gains.

•	When earned, performance shares have a subsequent 24-month ratable vesting period. This additional holding period requires NEOs to remain employed with the Company and exposes the shares to additional market risk during the holding period. Thus, value must be created and maintained over time before it is fully realized.

•	We have implemented a 12-month claw-back provision that allows the Company to recoup any or all funds paid to NEOs in the event of a misstatement of financial results (see below under Annual Variable Performance Awards Payable in Cash). This reduces the likelihood of any intentional fraud or oversight in reporting or reviewing the financial results.

A summary of 2010 payments (comprised of 2010 base salary, 2010 year-end cash incentive and January 2010 equity grants) is as follows:

	Fixed Compensation		Variable Compensation
					Peformance Equity(1)
		% of		% of	Performance	Restricted	Multi-Year	% of
	Base	TDC	Cash Incentive	TDC	Shares(2)	Stock	Grants(3)	TDC	TDC

CEO	$400,000	8%	$1,650,000	32%	$513,750	$1,541,250	$1,040,000	60%	$5,145,000
President	$300,000	10%	$1,300,000	42%	$228,000	$532,000	$740,000	48%	$3,100,000
CFO	$200,000	22%	$500,000	56%	$60,000	$140,000		22%	$900,000
CIO	$250,000	14%	$1,000,000	55%	$110,000	$440,000		31%	$1,800,000
Chief OCR Officer	$200,000	22%	$400,000	45%	$105,000	$195,000		33%	$900,000

(1)	Performance Equity: Granted Jan. 2010. Restricted stock vests over three years; performance shares settle one year after grant and vest over the following two years.

(2)	Performance Shares: Represents value of performance shares at the time of grant (prior to settlement).

(3)	Residual value of Multi-Year Grants: CEO’s final tranche of his 2006 multi-year grant vested on Feb. 1, 2011; President’s final tranche of his 2006 multi-year grant vests on Oct. 1, 2011.

As detailed in the section below titled Annual Variable Performance Awards Payable in Cash, the Compensation Committee considered the financial performance of the Company, individual contributions of each NEO (listed below) and retention concerns in making a determination as to the compensation mix and in targeting each NEO’s TDC. The guidance for TDC was also based on the benchmark data obtained from our peer group and other compensation surveys (see above under How We Determine Pay Levels). The data selected for each NEO were individualized based on the NEO’s position, role within the organization and the scope of responsibilities. Given the strong performance of the Company and the NEO’s individual contributions for the performance year, the Compensation Committee raised the NEOs’ TDC levels over 2009 levels and targeted each NEO’s TDC between the median and the 75th percentile of the market data. As discussed below, where each individual NEO was paid vs. market data was based predominantly on individual performance, retention concerns and internal equity considerations.

The mix of compensation and benefits received by each NEO, including benefits that were given to NEOs at the cost of the Company, can be found below (see below under Other Benefits for more detailed information on benefits received by NEOs). The CEO receives the highest percentage of equity compensation, given his position, the market data for total compensation and the Company’s limitations on cash bonuses. The CFO and the Chief OCR Officer have the highest percentage of compensation paid in the form of base salary, given their positions and the relevant market data.

CEO — Compensation and Benefits Paid in Respect to 2010	President — Compensation and Benefits Paid in Respect to 2010

CIO — Compensation and Benefits Paid in Respect to 2010	CFO — Compensation and Benefits Paid in Respect to 2010

Chief OCR Officer — Compensation and Benefits Paid in Respect to 2010

Tally Sheets

In 2010, the Compensation Committee continued its use of “tally sheets” in its review of compensation levels for the NEOs. Tally sheets are summary reports of historical compensation for each NEO prepared by management with the assistance of Grahall. Because the Company does not have extensive retirement benefits or other elaborate compensation programs under which significant value can be accumulated, the primary benefit of using tally sheets is to provide historical perspective regarding the elements of pay for each NEO. Specifically, the tally sheets provide an overview of base salary, cash incentives, the grant history of equity awards and current values of equity holdings with respect to each NEO. The Compensation Committee and Grahall also used tally sheets to conduct sensitivity analysis to assess the value of each NEO’s forfeitable and non-forfeitable equity at different stock prices. In this way, the Compensation Committee can make decisions with a better perspective regarding prior equity grants and incentive opportunities, analyze the retention value of all existing awards as a whole, and evaluate and consider what changes, if any, might be appropriate in the ‘‘Flex Share” program (see below under Long-term Incentives — Equity-based Awards) or in other aspects of our broader compensation scheme.

Our Tally sheets include the following historical information since 2004:

•	Total Cash Compensation — including base salary and annual incentives;

•	Equity Compensation — shares granted, strikes/grant prices, grant value, duration of award period, vesting schedule, dollar amount vested, sales history, and aggregate holdings and equity value at current (and multiple) share prices; and

•	Financial Results — our revenue, operating income and earnings per share.

While the Compensation Committee reviews the amount of aggregate “wealth” held and the historic awards received by each NEO, none of our NEOs’ aggregate holdings had any direct bearing on the equity awards approved for performance year 2010. Specifically, in the Compensation Committee’s view, none of our NEOs holds an amount of shares that could prompt the Compensation Committee to consider diminishing any annual reward. This reflects the Compensation Committee’s philosophy that appropriate annual compensation should reflect the market value of the NEO’s services as well as the NEO’s and Company’s level of performance, and that any meaningful reduction of pay levels based upon prior wealth creation may be very difficult to do without creating significant — and potentially unacceptable — retention risk with respect to that NEO.

Pay Elements — Details

Base Salary

The Company does not automatically increase base salary each year. Rather, the Compensation Committee reviews all components of remuneration and decides which, if any, elements of compensation should be adjusted or paid based on corporate and individual performance results and competitive benchmark data. This approach is in line with the Company’s culture of “pay for performance” and its intention of offering compensation that is highly correlated with each NEO’s individual responsibilities and performance, with corporate financial performance and with return for stockholders.

The Compensation Committee performed its annual review of base salaries in 2010 and determined to make an upward adjustment in the base salary only for our CIO. This is consistent with our compensation policy to carefully manage fixed expenses. Base salary for the CIO was raised from $200,000 per annum to $250,000 per annum. This was the CIO’s first base salary increase since being hired in 2004 and represents the higher base salaries seen in the market among technology executives. For 2011, the Compensation Committee determined to forgo base pay increases for the NEOs, despite higher than typical increases in certain competitive data.

Our Committee’s recent salary history decisions with respect to our NEOs appear below:

	NEO Salary History (000’s)
	2007	2008	2009	2010	2011

CEO	$400	$400	$400	$400	$400
President	$300	$300	$300	$300	$300
CFO	$200	$200	$200	$200	$200
CIO	$200	$200	$200	$250	$250
Chief OCR Officer	$200	$200	$200	$200	$200
Aggregate Change		0.0%	0.0%	3.8%	0.0%

Since we have not adjusted the base salaries of our NEOs, other than the CIO, since 2006, our NEOs’ base salaries are generally positioned significantly lower than the applicable median base pay levels suggested by the benchmark data. We believe this offers the Company improved cost control, as lower base salaries enable us to better manage fixed compensation costs, reduce benefits costs and increase our emphasis on variable pay, which, in turn, results in our compensation being more fully aligned with our financial performance. Accordingly, the Compensation Committee believes that keeping base salaries constant is an effective method to reinforce our pay-for-performance philosophy.

Annual Variable Performance Awards Payable in Cash

Code Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the CEO and any other executive officer (other than the CFO) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements.

To ensure the tax deductibility of any performance-based cash compensation awarded to the NEOs (other than our CFO), the Board adopted the MarketAxess Holdings Inc. 2009 Code Section 162(m) Executive Performance Incentive Plan (the “Performance Incentive Plan”), which was approved by stockholders at the 2009 Annual Meeting and remains in effect today. The Performance Incentive Plan is structured in a manner that is intended to meet the requirements of Code Section 162(m) in order to qualify any performance-based cash compensation awarded to the NEOs (other than our CFO) as “performance-based compensation” eligible for deductibility under Code Section 162(m).

The CEO, President, CIO, and Chief OCR Officer comprise the four individuals who were the participants under the Performance Incentive Plan for the 2010 performance period. The CFO was not included as a participant in the Performance Incentive Plan as his compensation is not subject to Code Section 162(m), as provided under Notice 2007-49 issued by the Internal Revenue Service (“IRS”).

In 2009, the Board also adopted the 2009 Employee Performance Incentive Plan (the “Employee Plan”), in which our CFO participates. This plan remains in effect today. Despite his exclusion from the Performance Incentive Plan, our CFO’s incentive opportunities and actual incentive pay determinations remain subject to the Compensation Committee’s discretion. The Employee Plan is not subject to stockholder approval and is substantially similar to the Performance Incentive Plan except that awards granted under the Employee Plan are not intended to, and will not comply with the “performance-based” compensation exception under Code Section 162(m), as the participants in this plan are not subject to Code Section 162(m)’s pay limitations and associated tax exclusions. The employee cash incentive pool for 2010 was implemented under the Employee Plan.

Annual Incentive Pool and Performance Criteria

At the beginning of 2010, the Compensation Committee set the 2010 target accrual under the Employee Plan (in which our CFO participated) at 27.75% of the Company’s 2010 pre-tax operating income before cash incentive expense (the “Variable Accrual”), with no minimum (guaranteed) accrual (the “Employee Incentive Pool”). The Variable Accrual was based on our target financial plan and the aggregate amount needed to pay employees consistent with the median of market data. This accrual methodology differed from the methodology used in prior years, including most recently in 2009, when the Company provided for a minimum (guaranteed) accrual of $2,000,000 with a 27% variable accrual rate. In addition, for the first time in 2010, our accrual rate was designed to decrease once the Company met or exceeded 110% of its operating income goal on a pre-incentive basis. Specifically, the 2010 plan decreased the marginal accrual by 0.5 percentage point for each 10% of over-achievement (see Annual Incentive Accrual Rates in chart below) (with straight-line interpolation between thresholds). These changes allow for further variability tied to corporate financial performance and further tie NEO and employee compensation to financial results, while insuring that an increasing amount of profits from superior financial performance is realized by our stockholders. The changes were determined to create a fair balance between (a) the goal of creating appropriate annual performance incentives in order to retain and reward high performers and (b) expense management where any incremental cash incentive expense is only borne by the Company if financial performance is exceeded. These changes also helped us meet our ongoing objective of reducing our C&B Ratio. By eliminating the minimum accrual and reducing the Variable Accrual, the incentive accrual for 2010 was lower than would have occurred in prior years under the previous accrual formula. Given the Compensation Committee’s ability to apply negative discretion and that base salaries are generally positioned significantly lower than the applicable median base pay levels suggested by the benchmark data, in 2010, similar to prior years, accruals were calculated based solely on operating income (i.e., profitability). There is no “hurdle rate” or minimum performance requirement that must be achieved prior to the accrual commencing.

For 2010, the Company exceeded the targeted, pre-incentive, pre-tax operating income goal; therefore, in accordance with the decreasing marginal accrual rate outlined above, the accrual rate for the Employee Incentive Pool was reduced from the targeted rate of 27.75%. The accrual rate was further reduced when the Compensation Committee exercised its discretion and capped the accrual of the Employee Incentive Pool at 25.77% of the Company’s 2010 pre-tax operating income.

For performance year 2011, the Compensation Committee set the target accrual at 24.4% of operating income on a pre-incentive basis (approximately 12% lower than in 2010) (see Annual Incentive Accrual Rate chart below). The Compensation Committee lowered the accrual at plan versus 2010 as a result of the Company’s budgeted higher operating income. The declining rate of 0.5 percentage point for each 10% of over-achievement remains in effect for 2011 and is consistent with the Compensation Committee’s long-term objective to improve operating margins by reducing the C&B Ratio as the Company grows its revenues and profits. In addition, the Compensation Committee retains its right to exercise negative discretion.

The Compensation Committee uses operating income to reward performance because it is highly correlated to revenue growth, which is our primary concern at this phase in the Company’s growth cycle. An overview of our accrual methodology over the past five years follows:

	Incentive Pool Accrual
	2007	2008	2009	2010	2011

Minimum Accrual (000’s)	$5,000	$3,000	$2,000	$0	$0
Variable Accrual Percent	27.5%	30%	27%	27.75%*	24.4%*

*	Declining accrual rate once 110% achievement is met

Below is a comparison of the 2010 and 2011 accrual details:

	Annual Incentive Accrual Rate
Operating Income	2010	2011	% Difference

0 — 110% of plan	27.75%	24.40%	12.1%
110 — 120%	27.25%	23.90%	12.3%
120 — 130%	26.75%	23.40%	12.5%
130 — 140%	26.25%	22.90%	12.8%
140 — 150%	25.75%	22.40%	13.0%
Every additional 10% increment	−0.5%	−0.5%

The incentive pool accrual under the 2010 incentive program in which our NEOs other than our CFO participated (the “2010 Incentive Program”) was set as 32.5% of the corporate Variable Accrual (the “NEO Incentive Pool”). There was no minimum (guaranteed) accrual under the 2010 Incentive Program. The NEOs who participated in the 2010 Incentive Program were not eligible to receive any portion of the remaining Variable Accrual. This formula had two objectives: to align NEO incentives with operating income, which correlates to earnings per share, and to use the operating leverage of our business to motivate the NEOs. The percentage for the NEO Incentive Pool was determined by the Compensation Committee based on the aggregate median benchmark data for the NEOs.

The maximum amount that could be earned from the NEO Incentive Pool by the NEOs who participated in the 2010 Incentive Program was established as a percentage of the NEO Incentive Pool and was determined based on the NEO’s role, responsibilities and expertise; comparable internal pay levels for peers within the Company and external pay levels for similar positions within our benchmark peers; the level of competition that exists within the market for a given position; and the NEO’s ability to contribute to our financial performance and/or realization of our on-going strategic initiatives. The percentage of the NEO Incentive Pool that could be earned by the CEO and President was 30% each, the percentage for the CIO was 25%, and the percentage for the Chief OCR Officer was 15%. Any amount of the NEO Incentive Pool not paid to the NEOs reverted to the general funds of the Company and the Employee Incentive Pool was increased by such amount.

In 2010, we did not set individual financial performance goals for the NEOs for achievement of incentive compensation, and there were no specific quantitative individual-level financial goals used to determine compensation. The actual level of cash incentive awards for each of the NEOs was determined in the context of our financial performance in 2010, each officer’s individual strategic and qualitative accomplishments (as discussed below), comparative market data and all other components of the NEO’s TDC. At the conclusion of the 2010 performance period, the Compensation Committee determined the actual amount to be paid to each NEO and exercised its discretion to pay each executive an amount that was lower than the maximum amount permitted. A further discussion regarding the Compensation Committee’s use of negative discretion appears below.

The table below shows the actual payout amounts for each of the NEOs who participated in the 2010 Incentive Program in relation to the maximum they were allowed to receive from the NEO Incentive Pool. While $5.743 million was accrued under the funding formula for the NEO Incentive Pool, the Compensation Committee reduced these potential payouts to an aggregate of $4.35 million. A detailed discussion of the actual incentive payments awarded to each NEO, including the CFO, appears later in this section.

		NEO Incentive Pool
		(32.5% of Variable
Calendar Year 2010	Financial Results	Accrual)
	(000’s)	(000’s)

Revenues	$146,228
Expenses	$95,318
Operating Income (before taxes)	$50,910
Variable Accrual	$17,672	$5,743

Limitations by Officer — 2010	Maximum Percentage	Maximum Amount	Actual Amount
		(000’s)	(000’s)

CEO	30%	$1,723	$1,650
President	30%	$1,723	$1,300
CIO	25%	$1,436	$1,000
Chief OCR Officer	15%	$861	$400

Total		$5,743	$4,350

Despite record revenues and operating income and despite the market data, the Compensation Committee exercised downward discretion and paid the NEOs less than they would have been entitled to under the limits set by the 2010 Incentive Program. This downward discretion was based on the percentage increase in cash incentive compensation vs. financial results for the Company, internal equity, the amount of the corporate cash accrual needed to pay employees other than the NEOs, individual performance and an assessment of competitive positioning of each NEO. The approximate $1.4 million not paid to the NEOs reverted to the bonus pool for non-NEOs, where it was available for bonus awards to the Company’s other employees.

For 2011, the Compensation Committee has adopted a program under the Performance Incentive Plan for our CEO, President and CIO (and excluding our CFO), that is structurally similar to the 2010 Incentive Program. As there is one less individual (namely, the Chief OCR Officer, who ceased to be an executive officer in 2011) who will be participating in the program, the incentive pool funding will be reduced to 25% of the Variable Accrual of the Company’s 2011 pre-tax operating income before cash incentive expense, with a maximum accrual of $5.25 million (“2011 NEO Incentive Pool”). For 2011, the former Chief OCR Officer will participate in the general Employee Plan. The NEOs’ respective maximum percentage payouts of the 2011 NEO Incentive Pool will be as follows:

2011 Allocation

CEO	44%
President	32%
CIO	24%

Further, based on the 2011 distribution of the 2011 NEO Incentive Pool, individual NEOs’ maximum bonus opportunities are as follows:

NEO 2011 Incentive Plan — At Target	$4,750,000
NEO 2011 Incentive Plan — Cap	$5,250,000

		Maximum Payments at	Maximum to be
Cash Bonus Payments	Allocation	Target*	Paid in 2011*
		(000’s)	(000’s)

CEO	44%	$2,090	$2,310
President	32%	$1,520	$1,680
CIO	24%	$1,140	$1,260

*	Compensation Committee retains downward discretion

The actual percentage of the 2011 NEO Incentive Pool that may be earned by a NEO remains subject to the Compensation Committee’s discretion to reduce the actual amount paid to each NEO on an annual basis. The Compensation Committee believes that the percentage allocation of the 2011 NEO Incentive Pool among our NEOs is appropriate, based upon the individual and aggregate data it has reviewed and internal equity considerations.

The Compensation Committee believes that changes to the accrual methodology for the Employee Incentive Pool and to the NEO Incentive Pool that place limitations on cash incentives are sufficiently high to motivate the plan participants while ensuring that no incentives are created to take excessive risks. We believe that NEOs will be appropriately rewarded by short-term incentives and motivated to adopt a long-term perspective that aligns with their equity holdings and with our stockholders’ outlook. However, the Compensation Committee intends to continue to review the NEO incentive compensation program design for future years.

As discussed above, the payouts under our cash incentive program are based upon our growth in operating income. Our ability to grow revenues as a result of our increase in market share gains and increased fee capture helped provide the opportunity for us to exceed our targeted revenue growth in most of our business areas. Coupled with our prudent management of expenses, we achieved record operating income in 2010. As such, the 2010 Employee Incentive Pool, and consequently the 2010 NEO Incentive Pool, were higher than the 2009 accrual levels. Specifically, the Employee Incentive Pool for 2010 was $17.672 million, compared to $14.738 million in 2009 (a 20% increase).

A summary of cash incentives awarded to the NEOs for 2009 and 2010, and the relationship between the NEOs’ cash incentive growth and stockholder value measured as EPS, is as follows:

			Year-over-Year
			Percentage
Financial Comparison	2009 Actual	2010 Actual	Change

Operating Income (000’s)	$30,049	$50,910	69%
EPS	$0.42	$0.80	90%

Incentive Payments

			Year-over-Year
			Percentage
	2009 Actual	2010 Actual	Change
	(000’s)	(000’s)

CEO	$1,200	$1,650	38%
President	$1,200	$1,300	8%
CFO	$300	$500	67%
CIO	$750	$1,000	33%
Chief OCR Officer	$325	$400	23%

	$3,775	$4,850	28%

As the above chart shows, based on the Company’s 2010 performance, the Compensation Committee rewarded the NEOs who had the most significant impact on helping us grow our revenues and profits to record levels in 2010. Given the strong cash accrual, the Compensation Committee sought to pay the NEOs at no less than the median percentile of market data for total cash compensation while previously the NEOs had been paid at or below median. The President’s market data did not support a significant increase in cash compensation. Additionally, it was the intention of the Compensation Committee to compensate him with more equity, thereby increasing his equity holdings and the Company’s potential retention of him. A more detailed discussion of the contributions of each NEO can be found below.

The total cash payment for 2010 resulted in the following:

	Total Cash
	(Base + Incentive)	Compared to Median
	(000’s)

CEO	$2,050	Between Median and 75th
President	$1,600	At 75th
CFO	$700	At 75th
CIO	$1,250	At 75th
Chief OCR Officer	$600	At Median

Performance Evaluations

In assessing performance for the CEO and President, the Compensation Committee credited both with leading the Company and the resulting outperformance of our internal financial plans and growth relative to our peer group:

•	Record revenues of $146 million, up 27.8% from $114 million in 2009;

•	Expenses increased by only $11 million, resulting in record operating income of $50.9 million, up 69.4% from 2009;

•	EPS nearly doubled, from $0.42 in 2009 to $0.80 in 2010;

•	The Company’s stock price closed at $20.81 at the end of 2010, up from $13.90 in 2009;

•	Total trading volume increased from $299.3 billion in 2009 to $402.3 billion in 2010;

•	Estimated U.S. high-grade market share for the fourth fiscal quarter of 2010 increased to 9.6% (vs. 8.0% for the fourth fiscal quarter of 2009) and 8.4% for the full year 2010 (versus 6.2% for the full year 2009); and

•	The Company outperformed its peer group (see above under Peer Group) in growth rates for revenue, operating income, EPS, EBITDA and pre-tax margin growth during 2010.

The CEO was also credited with the following qualitative achievements in his role as CEO and Chairman:

•	Successfully chairing the Board to develop a strategy in 2010 that focused on organic growth in our core business, resulting in a significant increase in trading volume and revenues;

•	Setting the strategy to reposition the business as a leader in the derivatives market in response to the enactment of the Dodd-Frank Act;

•	Adding two new analysts for coverage of the Company;

•	Retention of our NEOs, senior management team and other key employees during a period of significantly increased hiring in the broker-dealer and technology markets; and

•	Attracting and retaining a strong base of well-respected, large public stockholders who are long-term growth investors.

In addition to the financial successes outlined above, the President was credited with the following accomplishments:

•	Meeting or exceeding internal market share goals for high-grade, high-yield and emerging markets bonds, resulting in outperformance of 2010 revenue, operating income and EPS goals;

•	Focusing on underperforming accounts and the continued addition of new broker-dealers to the platform helped drive the record results listed above, improved liquidity and increased hit rates;

•	The incubation of a new asset class in asset-backed securities;

•	Retention of key personnel including our CIO and Head of North America Sales; and

•	Contributions to the Board, especially in regard to providing updates on and context within current credit market conditions.

In determining the cash incentive compensation for the CFO, the Compensation Committee and CEO focused on corporate financial performance. In addition, the CFO was credited with:

•	Implementing tax changes that reduced the Company’s corporate tax rate from 46.4% in 2009 to 38.3% in 2010, which had a direct impact on EPS;

•	Improvements in internal and external financial reporting resulted in more detailed and accurate forecasts and shorter timetables required for regulatory reporting;

•	Working closely with existing analysts and contributing to the addition of two new analysts in 2010; and

•	Developing strong relationships with key investors.

The CIO and his team are instrumental to the Company’s revenue by providing unique, stable, world-class technology to the credit markets. In addition, the CIO leads our technology services initiatives, which generated 2010 revenues of $13.6 million, an increase of over 37% from 2009 levels. For 2010, the CIO was credited with:

•	Building on our reputation of trading system stability, user-friendliness and client responsiveness through seven software releases;

•	Further development of our technology services offering, which resulted in a second phase for a significant professional services engagement and the addition of new products and services for our clients, including key broker-dealer clients;

•	Successful integration of the information services business into the technology services business, resulting in the group exceeding plan in 2010;

•	Retention of senior and key personnel across the technology organization; and

•	Actively garnering support from business and technology heads at some of our key clients to promote our technology and capabilities.

In determining the Chief OCR Officer’s compensation, the Compensation Committee and CEO focused on his contributions to the Company’s strategy and operations:

•	Smooth transition of the CFO function in early 2010 to the Company’s newly-appointed CFO;

•	Effectively managed the Company’s credit and operational risk in key business areas;

•	Setting up the organization and infrastructure needed internally for the Company to be prepared for the implementation of the requirements of the Dodd-Frank Act, including the development of a clearing and connectivity strategy; and

•	Increased the Company’s external visibility, especially in regard to credit default swap capabilities, and managed the deployment of a revamped corporate website after assuming responsibility for the marketing and communications group.

Long-term Incentives — Equity-based Awards

The Compensation Committee regularly evaluates the use of equity-based awards and intends to continue to use such awards as part of designing and administering the Company’s compensation program. Equity awards are generally granted to our NEOs at the time of hire and then annually at the end of each fiscal year for corporate, unit and individual performance.

In 2010, for performance in 2009, the Compensation Committee continued its practice of granting our NEOs equity-based awards (“Performance Grants”) in the form of restricted stock and performance shares. The Performance Grants serve as a retention and long-term reward tool despite the increase in short-term cash incentives. By doing so, the Compensation Committee was able to balance increased short-term rewards with long-term motivation provided by equity awards. Equity awards also permit the Compensation Committee to increase retention of key executives because a NEO only profits if he continues his employment with the Company and satisfies the applicable vesting period of the award. Ultimately, the executive maximizes the value realized from the award when the Company’s share price increases, and loses relative value when the Company’s share price declines, providing excellent alignment with the Company’s stockholders.

In 2011, for performance in 2010, our NEOs were awarded Performance Grants in the form of RSUs (rather than restricted stock) and performance shares, as discussed below. As discussed earlier, the settlement of RSUs may be deferred by the recipient, which provides the NEOs with the added benefit of allowing them to maintain additional upside leverage in our shares of Common Stock through delayed taxation. Only the CEO elected to defer the settlement of the RSUs he received in 2011 for performance in 2010. Accordingly, for the other NEOs, the RSUs will have virtually identical characteristics with respect to value, forfeiture, vesting and settlement as restricted stock.

Objectives
				Reward	Reward Long-
		Compete in		Short-Term	Term
Type of Equity	Objectives and Consequences	the Market	Retain	Performance	Performance

Restricted Stock Units/ Restricted Stock	Provide a strong retention incentive in that they require continuous employment while vesting. Use fewer shares than other vehicles such as stock options. Provide moderate reward for growth in our stock price.	✓	✓		✓

Objectives
				Reward	Reward Long-
		Compete in		Short-Term	Term
Type of Equity	Objectives and Consequences	the Market	Retain	Performance	Performance

Stock Options	Provide strong reward for growth in our stock price as the entire value of the option depends on future stock price appreciation. Serve as a retention incentive in that they require continuous employment while vesting; however, can be non-retentive if the option is “under water.” Most dilutive form of equity grant.	✓	✓		✓
Performance Shares	Focus our NEOs on annual performance goals while also providing a strong long-term performance and retention incentive as they require continuous employment for vesting. Use fewer shares than other vehicles such as stock options. Provide reward for growth through the sliding scale for payouts and via growth in our stock price.	✓	✓	✓	✓

The number of equity awards granted to our NEOs is determined in a manner consistent with the process used to determine annual cash incentive opportunities: the budget for equity-related expenses, corporate financial performance, group and individual performance, benchmark data and retention requirements are all factors weighed in determining the equity award. Additionally, total planned cash compensation vs. benchmark data is considered when determining the size and type of equity grant.

The expected value of the year-end equity awards to each NEO and grants to new executive officers is approved by the Compensation Committee prior to grant and is part of the process in determining TDC for each NEO. The actual grant amount (i.e., number of shares or options) is then approved by the Compensation Committee on or before the grant date. For grants made since January 2009, the average closing price of our Common Stock for the ten business days leading up to and including January 15 (or the preceding business day if January 15 is not a business day) has been used to convert the compensation equity value to shares. This average pricing methodology smoothes out any significant swings in the stock price during the first business days of the new year. The pricing for the 2010 year-end grant was calculated as follows:

	2011 Closing Price of MKTX Common Stock
	5-Jan	6-Jan	7-Jan	10-Jan	11-Jan	12-Jan	13-Jan	14-Jan	Avg

Stock Price	$19.84	$20.37	$20.24	$20.69	$20.68	$21.11	$21.17	$21.59	$20.71

In addition to the foregoing, in consideration for entering into their amended and restated employment agreements, on January 19, 2011 the Compensation Committee approved grants of RSUs and incentive stock options under the Stock Incentive Plan (collectively, “Retention Grants”) to the CEO and President that will vest over a 5-year period. These Retention Grants are intended to comprise a portion of targeted annual TDC received by the CEO and President. Accordingly, the annualized portion of the Retention Grants serves to effectively reduce the equity award that would otherwise be made to the executive for that year.

The Retention Grants made to the CEO and President were as follows:

	Restricted Stock Units		Stock Options
Name and Title of Executive Officer	Number	Value	Number	Value

Richard M. McVey, CEO	119,565	$2.5MM	219.969	$2.5MM
T. Kelley Millet, President	59,782	$1.25MM	109,984	$1.25MM

For the aforementioned Retention Grants denominated in RSUs, the CEO elected to defer the settlement of each tranche of the RSUs for five years from the vesting date (as set forth below).

The five-year vesting schedule for all Retention Grants (whether RSUs or stock options) is as follows:

Percentage of Award
Vesting Date	Vested

January 15, 2012 (February 19, 2012 for CEO’s RSU grant)	12.5%
January 15, 2013	25.0%
January 15, 2014	25.0%
January 15, 2015	25.0%
January 15, 2016	12.5%

As discussed above, because the CEO’s election to defer his RSU award occurred in the year of grant (within 30 days following the date of grant), the first tranche of his Retention Grant RSUs will vest 13 months from the date of grant in accordance with Code Section 409A.

Since 2006, our equity award policy has been to grant all our annual equity awards on January 15 of the following year (or the preceding business day if January 15 is not a business day). This insures that the timing of any option grants and the setting of the exercise price, which is the closing price per share of our Common Stock on the NASDAQ Stock Market (“Stock Price”) on the date of grant, will not be arbitrary or subject to manipulation. All performance grants made to the NEOs in relation to the 2010 year-end compensation decisions were granted on Friday, January 14, 2011. However, the Retention Grants made to the CEO and President in connection with their new employment agreements were delayed until January 19, 2011, the date those agreements were executed. This delay had very little impact on the number of shares granted under the Retention Grants as the Company’s Stock Price changed $.03 between January 14 and January 19, 2011, a difference of 1/10th of 1%.

For more information regarding the specific equity awards that were granted to the NEOs in fiscal 2010, see below under Grants of plan-based awards.

Use of Performance Shares

Beginning in 2008, the Compensation Committee has also utilized performance shares to tie the long-term equity component of compensation more closely to stockholder returns. Specifically, the Compensation Committee implemented the use of performance shares to:

•	convert a reasonable portion of “guaranteed” restricted stock awards to a variable-pay “at-risk” instrument that better aligns with financial performance;

•	reduce stockholder dilution by using fewer shares than similar value stock option grants; and

•	provide a balance between stock option leverage and retention/downside protection of restricted stock.

All performance share awards are based on performance criteria approved by the Company’s stockholders in our Performance Incentive Plan, in a manner intended to qualify as “performance-based compensation” eligible for deductibility under Code Section 162(m).

The Compensation Committee has approved two forms of performance share award agreements. One form is for use in connection with grants of performance share awards to the CEO and the President, and a second form is for use in connection with grants of performance share awards to all other performance share award recipients, including our other NEOs. Each performance share award agreement provides for the grant of a target number of performance shares (further detailed below) that will vest or be forfeited based on our achievement, during the applicable performance period, of a level of pre-tax operating income per share of our Common Stock before payment of (a) cash incentives for performance during the performance period and (b) expenses incurred in connection with the grant of all performance share awards for the performance period.

For each performance share earned, a participant receives one share of restricted stock that vests and becomes freely tradeable in equal 50% installments on each of the second and third anniversaries of the original grant date of the applicable performance share award. Certain portions of the performance shares or the restricted stock may also vest upon certain terminations of a participant’s employment, or after the occurrence of a qualifying change in control.

In January 2010, the Compensation Committee approved grants for an aggregate of 71,122 performance shares to our NEOs for the 2010 performance period. Performance for calendar year 2010 was 127% of the established target (actual EPS on a pre-bonus expense and pre-performance share expense basis was $1.78, versus targeted EPS of $1.40); therefore, the performance shares settled at 150% achievement, the maximum permitted under the program (see below for details regarding payout levels). This resulted in the conversion of the performance shares to 106,683 shares of restricted stock awarded to recipients. These shares vest in two equal annual installments on January 15, 2012 and January 15, 2013.

			Settlement of
	Performance Share	Value on	Performance Shares	Value of Grant on
	Grant made Jan 15, 2010	Date of Grant(1)	on Feb 18, 2011	Date of Settlement(2)

CEO	35,937	$513,540	53,906	$1,155,734
President	15,949	$227,911	23,924	$512,920
CFO	4,197	$59,975	6,296	$134,976
CIO	7,694	$109,947	11,541	$247,439
Chief OCR Officer	7,345	$104,960	11,018	$236,215

(1)	Closing price of $14.29

(2)	Closing price of $21.44

Our results for 2010 are similar to 2009 results, which also paid out at 150%, but contrast starkly with 2008, when our performance targets that were established in January 2008 were not satisfied. The Compensation Committee believes that the disparate results (and dramatically different realized performance share value) achieved over the past three years illustrate the strong link between variable pay and performance and that the performance share program strongly reinforces that link.

Flex Share Program

During 2009, the Compensation Committee and Grahall prepared a study of relative equity positions held by each of our key executives. The equity holdings then were reviewed against historic norms and targeted compensation levels for each executive. These results were used to help calibrate the grant percentage limitations offered to executives in our “Flex Share” program for 2010 and 2011. The “Flex Share” program emphasizes the retention of our key executives by requiring that each executive elect to receive at least 50% of his/her total equity award in restricted shares (in 2010) and RSUs (in 2011) — the form of award with the strongest retention effect.

The “Flex Share” program was implemented by the Compensation Committee to permit executives to have appropriate input into the composition of their reward structure, within appropriate limits designated by the Company. This approach increases the efficiency of our award program by allowing an appropriate level of individual tailoring by award participants based on individual preferences. The Compensation Committee believes that this allows the Company to deliver more individualized awards with greater perceived value to the individual recipients without incurring additional actual expense or accounting cost to the Company.

The “Flex Share” program gives the Compensation Committee the ability to control the alternatives made available to executives based on any criteria and limitations the Compensation Committee deems appropriate. For grants made in the past three years (January 2009 through January 2011), the Compensation Committee required that at least 50% of each NEO’s equity award (excluding performance shares) be designated in restricted stock (or RSUs beginning in 2011) because the Compensation Committee wanted to increase the retention nature of the NEOs’ current equity holdings. The rationale was two-fold. NEOs value outright shares (e.g., restricted stock and RSUs) more than stock options. Second, in previous years, during the financial crisis, a portion of stock option awards from earlier years were then significantly “under water,” meaning the options had strike prices well above the Company’s then-current share price and thus provided little retention incentive to our NEOs.

The Compensation Committee believes that by requiring NEOs and other key executives to receive at least 50% of their 2011 equity grant in RSUs, their compensation is tied closely and appropriately to stockholder returns. In addition, the Compensation Committee believes that RSUs promote a more balanced risk/reward profile vs. potential over-reliance on stock options, which recent research suggests may promote excessive risk-taking in search of potential short-term results at the expense of long-term price appreciation.

In January 2011, the NEOs were granted performance shares with respect to 2010 performance. In total, 60,920 performance shares were granted to the NEOs on January 14, 2011. The number of performance shares granted to each NEO was determined by the NEO under our “Flex Share” program, which also requires that a minimum of 30%, but not more than 50%, of the year-end equity award be granted as performance shares. This limitation is determined by the Compensation Committee annually and may be modified at the Compensation Committee’s discretion.

The target performance metric under these awards is the Company’s achievement during 2011 of pre-tax operating income of $2.12 per share of the Company’s Common Stock before payment of (a) cash incentives for performance during 2011 and (b) expenses incurred in connection with the grant of all performance share awards for performance in 2011, based on the Board-approved 2011 financial plan of the Company. The actual amount that may be earned is based on the level of our achievement of the performance goal during 2011, as follows:

Achievement (percentage of target pre-tax operating income)	Less than 80%	Minimum 80%	Target 100%	Maximum 120% or More
Payout (percentage of shares)	0%	50%	100%	150%

Payout results are interpolated on a straight-line basis between 80% and 120% achievement of performance goals, and maximum payouts are capped at 150% of target, as occurred in 2009 and 2010. If the minimum threshold performance level is not achieved, no portion of the performance share awards will be earned by the executives, as occurred in 2008.

Set forth below is the target number of performance shares granted in 2011 that may be awarded to our NEOs (i.e., the number of performance shares that would be earned based upon achievement of 100% of the performance goal), their value as of the date of grant, and the maximum number of shares that can be received by each NEO if 120% or more achievement of goals is reached:

	Percentage of		Value of
	Equity Value		Performance Shares	Performance
	Granted in	Performance Shares	at 100% Achievement	Shares at 120%
	Performance Shares	at 100% Achievement	as of Date of Grant	Achievement *

CEO	30%	29,126	$628,830	43,689
President	30%	14,563	$314,415	21,845
CFO	30%	4,368	$94,305	6,552
CIO	30%	8,009	$172,914	12,014
Chief OCR Officer	40%	4,854	$104,798	7,281

*	Achievement is determined after the end of the performance period. The performance period for the grants made Jan. 14, 2011 runs from Jan. 1 through Dec. 31, 2011.

As previously discussed, the NEOs were required to take 50% of their 2011 equity grant value in RSUs. After the required 50% allocation to RSUs and the NEO’s designated performance share amount (30% to 50%), the NEOs were given a choice between taking the remainder, if applicable, of their grant in additional RSUs or in stock options. The trade-off of RSUs to stock options was determined at an appropriate level at which the accounting expense charged to the Company was unaffected by the executive’s award selection. The ratio of RSUs to stock options granted in January 2011 was one to two. All the NEOs chose additional RSUs.

Further details on the 2010 year-end equity grants made in January 2011 and a discussion of TDC are included above under Pay Mix.

The Compensation Committee will continue to evaluate the mix of performance shares, RSUs, stock options and other stock-based awards to align rewards for personal performance with stockholder value creation.

Stock Ownership Guidelines

The Company and the Compensation Committee believe that equity-based awards are an important factor in aligning the long-term financial interest of our NEOs and our stockholders. As such, on October 24, 2007 our Board adopted stock ownership guidelines for our executive officers. These guidelines were updated effective July 20, 2010. The new guidelines require our NEOs to own not less than a number of shares of Common Stock equal to or greater than the value set forth beside their titles below, which equates to six times the CEO’s base salary (up from three times) and three times the base salary of the other NEOs (up from two times) as calculated on the effective date of the policy:

Stock Ownership Guidelines

Old Guidelines				New Guidelines
CEO	3x	$1,200,000	CEO	6x	$2,400,000
President	2x	$600,000	President	3x	$900,000
CFO	2x	$400,000	CFO	3x	$600,000
CIO	2x	$500,000	CIO	3x	$750,000
Chief OCR Officer	2x	$400,000	Chief OCR Officer	3x	$600,000

Currently, all NEOs are in compliance with these guidelines and must remain in compliance throughout the NEO’s employment with the Company. Newly-appointed executives will be subject to the same guidelines and will be required to be in compliance within five years of commencement of service. Under our ownership guidelines, shares purchased and held personally, vested and unvested restricted shares, and settled performance shares count toward the minimum ownership requirement. Unvested RSUs and unvested options are not counted toward the ownership requirement. Compliance with the stock ownership guidelines is reviewed by our Nominating and Corporate Governance Committee on an annual basis.

Incentive Compensation Claw-Back

Beginning in 2010 we implemented a claw-back provision that allows the Company to recoup all or part of the year-end incentive paid to NEOs in the event of a misstatement of financial results discovered within 12 months of December 31 of the respective performance year. The claw-back is structured so that funds that were accrued under the Employee Incentive Pool or NEO Incentive Pool as a result of a misstatement of financial results may be recaptured by the Company. In addition, included in the new employment agreements for the CEO and President is the Company’s right to recapture all compensation paid, whether in the form of cash, Common Stock or any other form of property, to the extent required by the Dodd-Frank Act and the Remuneration Code published by the UK Financial Services Authority.

Disclosure of Employee Hedging

NEOs and all other employees are prohibited from using the Company’s stock for hedging purposes. The only hedge possible is shorting the stock, which is expressly prohibited under the Company’s Insider Trading Policy. All employees (including NEOs) are subject to this policy.

There is no options market for the Company’s stock, thereby eliminating any options transactions.

Other Benefits

We provide our NEOs with the same benefits offered to all other employees. The cost of these benefits constitutes a small percentage of each NEO’s total compensation. In the U.S., key benefits include paid vacation; premiums paid for life insurance and short-term and long-term disability policies; a matching contribution to the NEO’s 401(k) plan account; and the payment of 80% of the NEO’s healthcare premiums. We review these other benefits on an annual basis and make adjustments as warranted based on competitive practices and our performance. Comparable benefits are offered to employees in other geographic locations.

Compensation Committee Discretion

The Compensation Committee retains the discretion to decrease or eliminate all forms of incentive payouts based on its performance assessment, whether individual or Company-based. Likewise, the Compensation Committee retains the discretion to provide additional payouts and/or consider special awards for significant achievements, including but not limited to achieving superior operating results, strategic accomplishments and/or consummation of partnerships, acquisitions or divestitures.

Severance and Change in Control Arrangements

In hiring and retaining executive level talent, the Compensation Committee believes that providing the executive with a level of security in the event of an involuntary termination of employment or in the event of a change in control is an important and competitive part of the executive’s compensation package. We have entered into employment agreements with our CEO and President that provide for severance payments and benefits in the event of certain terminations of their employment. In addition, the terms of our annual equity grant award agreements with our CEO and President provide for accelerated vesting of their equity awards in the event of certain terminations of their employment or upon a change in control of the Company. While Retention Grants also accelerate upon certain terminations of employment after a qualifying change in control event, accelerated vesting is limited to 24 months as the Compensation Committee did not feel it necessary to provide full acceleration of the Retention Grants. The other NEOs are entitled to severance payments and benefits in the event of certain terminations of their employment under the MarketAxess Severance Pay Plan.

While the agreements are designed to protect executives in the event of a change in control, they do not provide for “single-trigger” protection, nor does the Company provide any 280G protection for excise taxes that may be imposed under Code Section 4999 other than providing that if any payments or benefits paid or provided to the executive would be subject to, or result in, the imposition of the excise tax imposed by Code Section 4999, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless the executive would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

See below under Executive Compensation — Potential termination or change in control payments and benefits for information regarding these payments and benefits.

Impact of Tax and Accounting

As a general matter, the Compensation Committee reviews and considers the tax and accounting implications of using the various forms of compensation employed by the Company.

When determining the size of grants to our NEOs and other employees under the Company’s stock incentive plans, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs, performance shares and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued. For restricted stock, RSUs and performance shares, the cost is equal to the fair value of the stock on the date of grant times the number of shares or units granted. For stock options, the cost is equal to the fair value determined using an option pricing model. This expense is amortized over the requisite service or performance period.

Code Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under SEC rules. Exceptions include qualified performance-based compensation, among other things. It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard. Nonetheless, the Compensation Committee retains the discretion to grant awards (such as restricted stock with time-based vesting) that will not comply with the performance-based exception of 162(m) if it is deemed in the best interest of the Company to do so.

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

John Steinhardt — Chair
Roger Burkhardt
Ronald M. Hersch

COMPENSATION RISK ASSESSMENT

NEOs and Senior Management Team

Our independent Compensation Consultant, Grahall, annually reviews and presents compensation recommendations for our NEOs and certain other employees of the Company. Specifically, the Compensation Committee is presented with benchmark data and compensation recommendations made by the CEO (excluding for himself) in conjunction with Grahall for our senior management team. In addition to providing market data for our NEOs, in 2010 Grahall provided market data for the following positions comprising the senior management team (each, a “Senior Manager”):

•	General Counsel

•	Head of Human Resources

•	Head of MarketAxess Europe

•	Head of North American Sales

•	Head of European Sales

The Head of Accounting and Finance and the Head of New Business Development were removed from the list of Senior Managers subsequent to the filing of the proxy statement for the 2010 annual meeting of stockholders as the former was appointed to the CFO position in 2010 (and is included above as the CFO) and the latter resigned from the Company in August 2010.

Grahall also provided the Compensation Committee with summary benchmark and compensation data for all other employees of the Company in the aggregate.

The compensation recommendations for the senior management team are reviewed by the Compensation Committee and factor into the Compensation Committee’s decision-making process in the same manner as decisions concerning compensation for the NEOs (other than the CEO). The Compensation Committee believes that the Company has the right pay mix in place to mitigate a short-term orientation and short-term risk-taking. While a significant portion of executive compensation is performance-based and provides significant award potential, we believe that our compensation program as a whole is sound and does not encourage excessive risk-taking. Specifically:

•	Use of long-term incentives — A significant portion of the equity compensation received by Senior Managers vests over a three-year or longer period. As discussed in the Compensation Discussion and Analysis-Pay Elements — Overview, our CEO and President were given Retention Grants in January 2011 that vest over five years. Therefore, Senior Managers are encouraged to have a long-term outlook, which mitigates short-term risk. Given their equity holdings, poor performance or other detrimental activity negatively impacts the senior management team similarly to the extent it affects our stockholders. In addition, detrimental activity can result in the Company’s enforcement of a claw-back of equity granted to any employee (see above under Compensation Discussion and Analysis — Pay Mix).

•	Share ownership guidelines — The Company has adopted share ownership guidelines, which require our NEOs to hold a portion of their annual base salary in shares of stock of the Company. This ensures that each executive will maintain a significant amount of wealth in our stock, and when the stock price declines, executives will lose value as stockholders do. In 2010, the required holdings were increased for each of the NEOs, as discussed in Compensation Discussion and Analysis — Stock Ownership Guidelines.

•	Performance shares — To realize value on their annual grant of performance shares, Senior Managers and NEOs must satisfy performance criteria, and then hold the performance shares until they are fully vested. For performance shares granted in 2009 and 2010, 50% of the shares are not available until the second anniversary of the grant date, while the other 50% of the shares must be held for three years. During this holding period, the interests of our executives are aligned with those of our stockholders with respect to the market price of our Common Stock.

•	Claw-backs for restatements — Beginning in 2010, the Compensation Committee implemented a claw-back policy regarding cash incentives for our NEOs. The claw-back provided that if our financial results were restated within 12 months of December 31 of the respective performance year — whether through mistake or wrongdoing — the Company has the legal right to recapture an appropriate portion of any bonuses paid. This claw-back policy was based upon, but exceeded the requirements of, the model presented in the Sarbanes Oxley Act of 2002. In addition, included in the new employment agreements for the CEO and President is the Company’s right to recapture all compensation paid, whether in the form of cash, the Company’s Common Stock or any other form of property, as required by the Dodd-Frank Act and the Remuneration Code published by the UK Financial Services Authority.

•	Additionally, we have implemented a decreasing accrual rate for our Employee Incentive Pool (see above under Compensation Discussion and Analysis — Variable Performance Awards Payable in Cash). This reduces the likelihood of Senior Managers taking unnecessary risk for short-term gains.

Other Employees

In 2006, the Company formed a Risk Committee comprised of department heads. The Risk Committee assesses the Company’s business strategies and plans, and insures that the appropriate policies and procedures are in place for identifying, evaluating, measuring, monitoring and managing significant risks. The Risk Committee periodically prepares updates and reports for the Audit Committee of the Board of Directors and provides an annual update directly to the Board.

Conclusion

Based on our internal analysis and the controls that are in place, the Risk Committee and the Audit Committee believe that the Company’s compensation policies and practices for its employees do not encourage excessive risk-taking or fraud and are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

Summary compensation table

The following table sets forth all compensation received during the last fiscal year by (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other executive officers who were serving as executive officers at the end of the last fiscal year. These executives are referred to as our “named executive officers” or “NEOs” elsewhere in this Proxy Statement.

						Non-Equity	All Other
				Stock	Option	Incentive Plan	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	sation	Total
Position	Year	($)	($)	($)(1)	($)(1)	($)	($)(2)	($)

Richard M. McVey	2010	400,000	—	2,054,145	—	1,650,000	7,000	4,111,145
Chief Executive Officer	2009	400,000	—	1,830,585	—	1,200,000	5,000	3,435,585
	2008	400,000	—	749,798	1,433,651	500,000	2,500	3,085,949
T. Kelley Millet	2010	300,000	—	759,685	—	1,300,000	7,000	2,366,685
President	2009	300,000	—	891,826	—	1,200,000	5,000	2,396,826
	2008	300,000	—	299,482	574,460	450,000	2,500	1,626,442
Antonio L. DeLise	2010	200,000	500,000	199,917	—	—	7,000	906,917
Chief Financial Officer
James N.B. Rucker	2010	200,000	—	299,876	—	400,000	—	899,876
Chief Operations, Credit	2009	200,000	325,000	211,221	—	—	5,000	741,221
and Risk Officer	2008	200,000	225,000	174,006	93,162	—	2,500	694,668
Nicholas Themelis	2010	250,000	—	549,765	—	1,000,000	7,000	1,806,765
Chief Information Officer	2009	200,000	—	610,200	—	750,000	5,000	1,565,200
	2008	200,000	—	335,551	179,082	500,000	2,500	1,217,133

(1)	The amounts represent the aggregate grant date fair value of stock and option awards granted by the Company in 2010, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 12 to the consolidated financial statements included in the Company’s 2010 Annual Report on Form 10-K filed with the SEC on February 24, 2011. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the named executive officers.

(2)	These benefits represent employer matching contributions to the Company’s defined contribution plan.

Grants of plan-based awards

The following table summarizes the grants of restricted stock and option awards we made to the named executive officers in 2010 as well as future payouts pursuant to certain performance-based equity compensation arrangements. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

			Estimated Future				All Other
			Payouts				Stock	Grant Date
			Under Non-				Awards:	Fair Value
			Equity Incentive	Estimated Future Payouts Under			Number of	of Stock
			Plan Awards(1)	Equity Incentive Plan Awards(2)			Shares of	and Option
	Grant	Approval	Target	Threshold	Target	Maximum	Stock or	Awards
Name	Date	Date	($)	(#)	(#)	(#)	Units (#)(3)	($)(4)

Richard M. McVey	3/9/2010	3/9/2010	1,438,028	—	—	—	—	—
	1/15/2010	1/15/2010	—	17,969	35,937	53,906	—	513,540
	1/15/2010	1/15/2010	—	—	—	—	107,810	1,540,605
T. Kelley Millet	3/9/2010	3/9/2010	1,438,028	—	—	—	—	—
	1/15/2010	1/15/2010	—	7,975	15,949	23,924	—	227,911
	1/15/2010	1/15/2010	—	—	—	—	37,213	531,774
Antonio L. DeLise	1/15/2010	1/15/2010	—	2,099	4,197	6,296	—	59,975
	1/15/2010	1/15/2010	—	—	—	—	9,793	139,942
James N.B. Rucker	3/9/2010	3/9/2010	719,014	—	—	—	—	—
	1/15/2010	1/15/2010	—	3,673	7,345	11,018	—	104,960
	1/15/2010	1/15/2010	—	—	—	—	13,640	194,916
Nicholas Themelis	3/9/2010	3/9/2010	1,198,356	—	—	—	—	—
	1/15/2010	1/15/2010	—	3,847	7,694	11,541	—	109,947
	1/15/2010	1/15/2010	—	—	—	—	30,778	439,818

(1)	Represents the grant of an award pursuant to the Performance Incentive Plan for the 2010 performance period. As such awards do not have a threshold or maximum payout, the amounts disclosed in the table reflect the amounts that would have been payable to Messrs. McVey, Millet, Themelis and Rucker if the award had been in effect during the 2009 performance period.

(2)	Reflects the number of performance shares that would vest based on the level of achievement by the Company of pre-tax operating income for the 2010 calendar year performance period. For each performance share earned, a participant would be awarded an equal number of shares of restricted stock that would vest and cease to be restricted stock in equal 50% installments on each of the second and third anniversaries of the date of grant of the applicable performance share award. For 2010, the pay-out achievement of the performance award was the maximum amount (150% of target).

(3)	Restricted stock awards vest in three equal annual installments beginning on the first anniversary date of the grant.

(4)	The value of a performance share or restricted stock award is based the fair value of such award, computed in accordance with FASB ASC Topic 718. For further information on how we account for stock-based compensation, see Note 12 to the consolidated financial statements included in the Company’s 2010 Annual Report on Form 10-K.

Outstanding equity awards at fiscal year end

The following table summarizes unexercised stock options, shares of restricted stock that have not vested and related information for each of our named executive officers as of December 31, 2010. The market value of restricted stock awards is based on the closing price of the Company’s Common Stock on December 31, 2010 of $20.81.

	Option Awards				Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	($)	Date	(#)(2)	($)

Richard M. McVey	127,774	—	2.70	4/15/2012	380,825	7,924,968
	1,000,000	—	2.70	2/7/2013
	25,000	—	15.60	1/6/2015
	150,000	—	12.96	1/12/2017
	191,333	95,667	10.93	1/15/2018
T. Kelley Millet	400,000	100,000	10.25	9/13/2016	160,758	3,345,374
	76,667	38,333	10.93	1/15/2018
Antonio L. DeLise	75,000	—	9.95	8/1/2016	41,602	865,738
James N.B. Rucker	25,000	—	13.95	1/2/2014	41,128	855,874
	25,000	—	15.60	1/6/2015
	20,000	—	11.18	1/9/2016
	30,000	—	12.96	1/12/2017
	12,433	6,217	10.93	1/15/2018
Nicholas Themelis	100,000	—	13.95	2/25/2014	105,283	2,190,939
	40,000	—	15.60	1/6/2015
	45,000	—	11.18	1/9/2016
	75,000	—	12.96	1/12/2017
	23,900	11,950	10.93	1/15/2018

(1)	For options granted prior to 2008, one-third of the options vest on the first anniversary of the grant date and the balance vests in 24 equal monthly installments thereafter. Options granted after 2007 vest in three equal annual installments. The options granted to Mr. Millet in 2006 vest in five equal annual installments. Stock options will vest and become exercisable in the event of certain terminations of employment or upon a change in control of the Company. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

(2)	Each share of restricted stock represents one share of the Company’s Common Stock that is subject to forfeiture if the applicable vesting requirements are not met. Shares of restricted stock granted prior to 2007 vest in five equal annual installments commencing on the first anniversary of the date of grant. Shares of restricted stock granted after 2006 vest in three equal annual installments commencing on the first anniversary of the date of grant. Shares of restricted stock received as a result of achievement of targets related to the 2009 and 2010 performance shares will vest in two equal installments on each of the second and third anniversaries of the original grant date. Shares of restricted stock will vest in the event of certain terminations of employment or upon a change in control of the Company. See Executive Compensation — Potential termination or change in control payments and benefits for additional information.

Option exercises and stock vested

The following table summarizes each exercise of stock options, each vesting of restricted stock and related information for each of our named executive officers on an aggregated basis during 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Richard M. McVey	—	—	146,372	2,048,591
T. Kelley Millet	—	—	58,925	921,238
Antonio L. DeLise	—	—	18,206	256,349
James N.B. Rucker	69,825	898,491	13,684	196,842
Nicholas Themelis	—	—	35,624	503,807

(1)	Value realized represents the market value on the date of exercise in excess of the exercise price.

(2)	Value realized represents the market value on the date of vesting.

Employment agreements and severance arrangements with our named executive officers

Richard M. McVey Employment Agreement

In May 2004, we entered into an employment agreement with Richard M. McVey (the “2004 CEO Employment Agreement”) that remained in effect through January 31, 2011, and on January 19, 2011, effective February 1, 2011, Mr. McVey and the Company entered into an amended and restated employment agreement (the “2011 CEO Employment Agreement”) (collectively, the “CEO Employment Agreements”) providing for an initial four-year term with successive one-year automatic renewals unless either party elects not to extend the term at least 90 days prior to the last day of the term.

The 2004 CEO Employment Agreement provided that Mr. McVey would be employed by us as President, Chief Executive Officer and Chairman of the Board of Directors, and his employment could be terminated by him or by the Company at any time. Mr. McVey’s annual base salary under the 2004 CEO Employment Agreement was $300,000 per year, which amount was increased in 2006 to $400,000. In connection with the hiring of Mr. Millet, Mr. McVey agreed to waive his right to serve as President of the Company and elected not to exercise his right to resign for Good Reason (as defined below) for no longer holding the title of President.

The 2011 CEO Employment Agreement provides that Mr. McVey will be employed by us as Chief Executive Officer and Chairman of the Board of Directors, and his employment may be terminated by him or by the Company at any time. Mr. McVey’s annual base salary under the 2011 CEO Employment Agreement is $400,000 per year.

Under the CEO Employment Agreements, Mr. McVey is also eligible to receive an annual bonus in accordance with the Company’s annual performance incentive plan as in effect from time to time and is entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position.

The CEO Employment Agreements provide for severance payments and benefits if Mr. McVey’s employment is terminated under various conditions. See below under Executive Compensation — potential termination or change in control payments and benefits for a description of such payments and benefits that were in effect under the 2004 CEO Employment Agreement.

The potential termination and change in control payments and benefits that Mr. McVey may become entitled to receive under the 2011 CEO Employment Agreement are substantially similar to the 2004 CEO Employment Agreement, except that in the event of Mr. McVey’s resignation for Good Reason or termination by the Company without Cause, that in each case occurs outside of the three months prior to or 18 months after a Change in Control (“CIC Protection Period”), then, subject to his execution of a waiver and general release:

•	Mr. McVey will continue to receive his base salary for 24 months after termination;

•	he will receive two times an amount equal to his average annual cash bonus for the three years prior to termination (“Average Bonus”); and

•	we will pay the cost of his continuation health coverage for up to 18 months following termination.

In addition, in the event of a non-extension of the term of the 2011 CEO Employment Agreement by the Company, subject to his execution of a waiver and general release, then:

•	Mr. McVey will continue to receive his base salary for 12 months after termination, or 24 months if such termination occurs during a CIC Protection Period;

•	Mr. McVey will be paid one time, or two times if such termination occurs during a CIC Protection Period, his Average Bonus;

•	we will pay the cost of his continuation health coverage for up to 12 months following termination, or up to 18 months following termination if such termination occurs during a CIC Protection Period.

The 2011 CEO Employment Agreement provides that any award gains and annual incentive received by Mr. McVey will be subject to potential claw-back under policies to be adopted by Company to comply with applicable law, rules or other regulatory requirements.

For the purposes of the CEO Employment Agreements, “Cause” generally means Mr. McVey’s:

•	willful misconduct or gross negligence in the performance of his duties;

•	conviction of, or plea of guilty or nolo contendere to, a crime relating to us or any of our affiliates or any felony; or

•	material breach of his employment agreement or any other material written agreement with us.

For purposes of the CEO Employment Agreements, “Good Reason” generally means:

•	Mr. McVey’s no longer holding the title of Chief Executive Officer, or the failure of the Board to nominate him as a director or, once elected to the Board, the failure of the Board to elect him as Chairman;

•	a material diminution in his duties, authorities or responsibilities (other than as a result of his ceasing to be a director) or the assignment of duties or responsibilities materially adversely inconsistent with his then-current position;

•	our material breach of his employment agreement;

•	a relocation of his principal place of business of more than 50 miles; or

•	our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

For the purposes of the CEO Employment Agreements, “Change in Control” generally means:

•	an acquisition representing 50% or more of the combined voting power of our then outstanding securities;

•	a change in the majority of the members of our Board during any two-year period, unless such members are approved by two-thirds of the Board members who were members at the beginning of such period or members whose nominations were so approved;

•	our merger or consolidation, other than (a) a transaction resulting in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of such surviving entity immediately after such transaction or (b) a transaction effected to implement a recapitalization (or similar transaction) in which no person acquires more than 50% of the combined voting power of our then outstanding securities; or

•	our stockholders’ approval of a plan of complete liquidation or the consummation of the sale or disposition of all or substantially all of our assets other than (a) the sale or disposition of all or substantially all of our assets to a beneficial owner of 50% or more of the combined voting power of our outstanding voting securities at the time of the sale or (b) pursuant to a spinoff type transaction of such assets to our stockholders.

T. Kelley Millet Employment Agreement

In September 2006, T. Kelley Millet commenced employment with us pursuant to an employment agreement entered into in August 2006 (the “2006 President Employment Agreement”) that remained in effect until January 31, 2011, and on January 19, 2011, effective February 1, 2011, Mr. Millet and the Company entered into an amended and restated employment agreement (“2011 President Employment Agreement”) (collectively, the “President Employment Agreements”) providing for an initial four-year term with successive one-year automatic renewals unless either party elects not to extend the term at least 90 days prior to the last day of the term.

The President Employment Agreements provide that Mr. Millet will be employed by us as President, and his employment may be terminated by him or by us at any time. Mr. Millet’s base salary under the President Employment Agreements is $300,000 per year.

Under the President Employment Agreements, Mr. Millet is also eligible to receive an annual bonus in accordance with the 2004 Annual Performance Plan. He is also entitled to participate in all benefit plans and programs available to our other senior executives, at a level commensurate with his position.

Mr. Millet’s employment agreement provides for severance payments and benefits if his employment is terminated under various conditions. See below under Executive Compensation — potential termination or change in control payments and benefits for a description of such payments and benefits that were in effect under the 2006 President Employment Agreement.

The potential termination and change in control payments and benefits that Mr. Millet may become entitled to receive under the 2011 President Employment Agreement in the event of Mr. Millet’s resignation for Good Reason or termination by the Company without Cause, in each case that occurs outside of a CIC Protection Period, are substantially similar to the 2006 President Employment Agreement, except that, subject to his execution of a waiver and general release:

•	Mr. Millet will continue to receive his base salary for 12 months after termination;

•	he will receive a one-time payment of an amount equal to his Average Bonus; and

•	we will pay the cost of his continuation health coverage for to up to 12 months following termination.

In the event of Mr. Millet’s resignation for Good Reason, termination by the Company without Cause, or death, in each case during a CIC Protection Period, then the 2011 President Employment Agreement provides that subject to his (or his estate’s) execution of a waiver and general release:

•	Mr. Millet will continue to receive his base salary for 18 months after termination;

•	he will be paid 1.5 times his Average Bonus; and

•	we will pay the cost of his continuation health coverage for up to 12 months following termination.

In addition, in the event of a non-extension of the term of the 2011 CEO Employment Agreement by the Company, subject to his execution of a waiver and general release, then:

•	Mr. Millet will continue to receive his base salary for 12 months after termination, or 18 months if such termination occurs during a CIC Protection Period;

•	Mr. Millet will be paid one time, or 1.5 times if such termination occurs during a CIC Protection Period, his Average Bonus; and

•	we will pay the cost of his continuation health coverage for up to 12 months following termination, or up to 18 months following termination if such termination occurs during a CIC Protection Period.

The 2011 President Employment Agreement provides that any award gains and annual incentive received by Mr. Millet will be subject to potential claw-back under policies to be adopted by Company to comply with applicable law, rules or other regulatory requirements.

For the purposes of Mr. Millet’s agreement, “Cause” and “Change in Control” have the same meaning as described above for Mr. McVey.

For purposes of the President Employment Agreements, “Good Reason” generally means:

•	any reduction in Mr. Millet’s title;

•	a material diminution in his duties, authorities or responsibilities or the assignment of duties or responsibilities materially adversely inconsistent with his then-current position;

•	our material breach of his employment agreement;

•	a relocation of his principal place of business of more than 50 miles; or

•	our failure to obtain a reasonably satisfactory written agreement from any successor to all or substantially all of our assets to assume and agree to perform our obligations under his employment agreement.

Severance Pay Plan

Messrs. DeLise, Themelis and Rucker do not have employment agreements with us but are entitled to severance payments and benefits under the Company’s Severance Pay Plan (the “Severance Plan”) in the event their employment is terminated by us for any reason other than a termination for Cause. The Severance Plan provides for up to 24 weeks of continued base salary and continued healthcare coverage based on the number of years of an employee’s consecutive service with us prior to termination.

“Cause” is generally defined in the Severance Plan as (i) an employee’s act or omission resulting or intended to result in personal gain at our expense; (ii) an employee’s misconduct; (iii) performance of duties by an employee in a manner we deem to be materially unsatisfactory; (iv) “cause” (or words of like import) as defined in an agreement between us and the employee; or (v) an employee’s improper disclosure of proprietary or confidential information or trade secrets, or intellectual property that we are under a duty to protect.

As of December 31, 2010, Mr. DeLise had completed four years of consecutive service, Mr. Themelis had completed six years of consecutive service, and Mr. Rucker had completed ten years of consecutive service. Had we terminated them without Cause on December 31, 2010, Mr. DeLise would have been entitled to 16 weeks of continued base salary and continued healthcare coverage, and Messrs. Themelis and Rucker would have each been entitled to 24 weeks of continued base salary and continued healthcare coverage.

Proprietary Information and Non-Competition Agreements

Each of the NEOs has entered into, and is subject to the terms of, a Proprietary Information and Non-Competition Agreement with us that contains, among other things, (i) certain provisions prohibiting disclosure of our confidential information without our prior written consent, (ii) certain non-competition provisions that restrict their engaging in certain activities that are competitive with us during their employment and for one year thereafter for the CEO and President, and six months and thereafter for the CFO, CIO, and Chief OCR Officer, and (iii) certain non-solicitation provisions that restrict their recruiting, soliciting or hiring our nonclerical employees or consultants, or soliciting any person or entity to terminate, cease, reduce or diminish their relationship with us, during their employment and for two years thereafter.

Loans to executive officers of the Company

Prior to enactment of the Sarbanes-Oxley Act in July 2002, we made two loans to Richard M. McVey, our Chief Executive Officer and Chairman of our Board of Directors. We entered into restricted stock purchase agreements with Mr. McVey on June 11, 2001 and July 1, 2001, respectively, in connection with his compensation package. Pursuant to these agreements, we sold an aggregate of 289,581 shares of our Common Stock to Mr. McVey at a purchase price of $3.60 per share. We loaned an aggregate of approximately $1,042,488 to Mr. McVey to finance his purchase of these shares. Mr. McVey executed secured promissory notes with us to document these loans. These promissory notes bore interest at an average rate of 5.69% per annum. The principal and accrued interest on each of these promissory notes was due and payable as follows: (1) 20% of the principal and accrued interest was due on the sixth anniversary of the issuance date; (2) an equal amount was due on each of the seventh, eighth, ninth and tenth anniversaries of the issuance date; and (3) the balance was due on the eleventh anniversary of the issuance date. Mr. McVey had the right to prepay all or any part of any note at any time without paying a premium or penalty. A portion of the promissory notes, representing 80% of the aggregate purchase price, was non-recourse and the remaining portion of the promissory notes, representing 20% of the aggregate purchase price, was full-recourse. As security for his obligations under the promissory notes, Mr. McVey pledged the 289,581 shares of our Common Stock acquired by him under the restricted stock purchase agreements. During 2010, Mr. McVey repaid the remaining principal and interest in full.

The loans described in the preceding paragraph were entered into prior to the passage of the Sarbanes-Oxley Act. Because of the prohibitions against certain loans under Section 402 of the Sarbanes-Oxley Act, we did not modify any of these outstanding loans, nor will we enter into new loans with any of our directors or executive officers, other than as permitted by applicable law at the time of the transaction.

Potential termination or change in control payments and benefits

Messrs. McVey and Millet are entitled to certain payments and benefits pursuant to their employment agreements and other agreements entered into between us and them upon a termination of their employment in certain circumstances or in the event of a Change in Control of the Company. Messrs. Rucker, Themelis and DeLise do not have employment agreements with us but are entitled to severance payments and benefits under the Severance Plan and pursuant to certain equity grants.

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation under the circumstances shown or because of a Change in Control, in each case assuming such event had occurred on December 31, 2010. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances. The table excludes (i) compensation amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the information in the table uses a price per share for our Common Stock of $20.81, the closing price on December 31, 2010. In addition, where applicable, the amounts listed for bonuses reflect the actual amounts paid to the NEOs for 2010, since the hypothetical termination or Change in Control date is the last day of the fiscal year for which the bonus is to be determined.

In accordance with SEC disclosure requirements, the information below with respect to Messrs. McVey and Millet reflects their employment agreements with the Company as in effect on December 31, 2010, as applicable. As discussed elsewhere in this Proxy Statement, we entered into amended and restated employment agreements with Messrs. McVey and Millet during the first quarter of fiscal 2011, the terms of which are summarized above under “Executive Compensation — Employment Agreements and severance arrangements with our named executive officers.”

Payments and Benefits for Mr. McVey

						Performance
	Base		Health	Restricted Stock	Stock Option	Share	Payment
	Salary(1)	Bonus(2)	Benefits(3)	Acceleration(4)(5)(6)	Acceleration(7)	Acceleration(8)	Reduction(9)	Total
	($)	($)	($)	($)	($)	($)	($)	($)

Termination Without Cause Outside a Change in Control Protection Period (“CCPP”)	400,000	1,116,667	8,946	3,158,750	472,590	560,887	—	5,717,840

Termination Without Cause During a CCPP, but prior to a Change in Control	800,000	2,233,333	13,419	3,158,750	472,590	560,887	—	7,238,979

Termination Without Cause Upon a Change in Control	800,000	2,233,333	13,419	7,924,968	935,735	1,121,784	—	13,029,240

Termination for Good Reason Outside a CCPP	400,000	1,116,667	8,946	1,754,450	—	560,887	—	3,840,950

Termination for Good Reason During a CCPP, but prior to a Change in Control	800,000	2,233,333	13,419	2,516,845	—	560,887	—	6,124,484

Termination for Good Reason upon a Cash Transaction	800,000	2,233,333	13,419	7,924,968	935,735	1,121,784	—	13,029,240

Termination for Good Reason upon a Non-Cash Transaction	800,000	2,233,333	13,419	2,516,845	—	1,121,784	—	6,685,381

Cash Transaction — No Termination	—	—	—	7,924,968	935,735	1,121,784	—	9,982,487

Non-Cash Transaction — No Termination	—	—	—	1,524,790	—	1,121,784	—	2,646,574

Death or Disability	400,000	1,116,667	8,946	7,924,968	935,735	1,121,784	—	11,508,100

(1)	Mr. McVey’s employment agreement provides that (i) if his employment is terminated outside of a Change in Control Protection Period (as defined below) for any reason other than his voluntary resignation without Good Reason or by us for Cause (a “Non-Change in Control Termination”), he will receive continued payment of his base salary for 12 months following termination, or (ii) if he resigns for Good Reason or his employment is terminated for any reason other than his resignation without Good Reason, his death or by us for Cause, in any case, within three months prior to, or, within 18 months after, a Change in Control (such period a “Change in Control Protection Period” or “CCPP” and any such termination a “Change in Control Termination”), then he will receive continued payment of his base salary for 24 months following termination.

(2)	Mr. McVey’s employment agreement provides that in the event of a Non-Change in Control Termination, he will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal monthly installments), or two times such amount in the event of a Change in Control Termination (payable in 24 equal monthly installments).

(3)	Mr. McVey’s employment agreement provides that we will pay the cost of continuation health coverage for up to 12 months following a Non-Change in Control Termination or for up to 18 months following a Change in Control Termination.

(4)	Pursuant to the Restricted Stock Agreement between us and Mr. McVey made as of January 31, 2006:

• all unvested restricted shares will fully vest upon his death or disability;

• subject to the last bullet below, 67,500 shares of restricted stock (or, if less, the entire unvested amount) under such grant will fully vest if we terminate his employment without Cause;

• in the event of a Change in Control in which the holders of our Common Stock receive cash (a “Cash Transaction”), the portion of the restricted stock that is exchanged for cash will immediately vest prior to the Change in Control; and

• in the event of a Change in Control in which any other consideration is paid (a “Non-Cash Transaction”), the portion of the restricted stock that is exchanged for such consideration will immediately vest upon a termination of his employment by us (or any successor) without Cause following such Change in Control.

(5)	Pursuant to the Restricted Stock Agreements between us and Mr. McVey made as of January 23, 2009 (the “2009 RS Grant”) and January 15, 2010 (the “2010 RS Grant”):

• all unvested restricted shares will fully vest upon his death or disability;

• subject to the next bullet, 29,686 restricted shares from the 2009 RS Grant and 17,968 restricted shares from the 2010 RS Grant (or, in each case, if less, the entire unvested amount) under such grant will fully vest if we terminate his employment without Cause or he resigns for Good Reason; and

• all unvested restricted shares will fully vest if we terminate his employment without Cause within 24 months following a Change in Control.

(6)	Pursuant to the Performance Share Agreement between us and Mr. McVey dated January 15, 2009:

• all unvested shares of restricted stock granted to Mr. McVey upon settlement of his performance shares (the “McVey Settlement Shares”) will fully vest upon his death or disability;

• in the event of a termination of employment without Cause or for Good Reason, 50% of the unvested McVey Settlement Shares will fully vest; and

• in the event of a Change in Control within three months following Mr. McVey’s resignation for Good Reason, a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the McVey Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the Stock Incentive Plan, all unvested McVey Settlement Shares will fully vest. The table above assumes that the McVey Settlement Shares would have become fully vested upon a Change in Control.

(7)	Pursuant to the Stock Option Agreement between us and Mr. McVey dated January 15, 2008:

• the options will fully vest upon his death or disability;

• subject to the last bullet below, if we terminate his employment without Cause, then, to the extent unvested, 47,833 options will immediately vest and become exercisable;

• in the event of a Cash Transaction, the portion of the options subject to cancellation in exchange for cash will immediately vest prior to the Change in Control; and

• in the event of a Non-Cash Transaction, the portion of the options that is exchanged for such consideration will immediately vest upon a termination of his employment by us (or any successor) without Cause following such Change in Control.

(8)	Pursuant to the Performance Share Agreement between us and Mr. McVey dated January 15, 2010:

• in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2011) (the “Settlement Date”), then he would have been entitled to receive 100% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date;

• in the event of termination of employment without Cause or for Good Reason prior to the Settlement Date, then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date; and

• the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, as actual performance was achieved at the maximum level, we have assumed that the Compensation Committee would have granted Mr. McVey the maximum number of shares of restricted stock that would have become fully vested upon a Change in Control.

(9)	Mr. McVey’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

Payments and Benefits for Mr. Millet

						Performance
	Base		Health	Restricted Stock	Stock Option	Share	Payment
	Salary(1)	Bonus(2)	Benefits(3)	Acceleration(4)(5)(6)	Acceleration(7)(8)	Acceleration(9)	Reduction(10)	Total
	($)	($)	($)	($)	($)	($)	($)	($)

Termination Without Cause Outside a CCPP	150,000	983,333	7,671	1,425,204	1,245,370	248,924	—	4,060,502
Termination for Good Reason Outside a CCPP	150,000	983,333	7,671	1,425,204	—	248,924	—	2,815,132
Termination Without Cause or for Good Reason During a CCPP	150,000	983,333	15,341	3,345,395	1,430,946	497,858	—	6,422,873
Cash Transaction — No Termination	—	—	—	1,367,155	1,430,946	497,858	—	3,295,959
Privatization Transaction — No Termination	—	—	—	1,367,155	1,056,000	497,858	—	2,921,013
Death/ Disability	150,000	983,333	7,671	3,345,395	1,430,946	497,858	—	6,415,203

(1)	Mr. Millet’s employment agreement provides that if his employment is terminated for any reason other than his voluntary resignation without Good Reason or by us for Cause, he will receive continued payment of his base salary for six months following termination.

(2)	Mr. Millet’s employment agreement provides that if his employment is terminated for any reason other than his voluntary resignation without Good Reason or by us for Cause, he will receive an amount equal to his average annual cash bonus for the three years prior to termination (payable in 12 equal semi-monthly installments).

(3)	Mr. Millet’s employment agreement provides that we will pay the cost of continuation health coverage for up to six months following a Non-Change in Control Termination or for up to 12 months following a Change in Control Termination.

(4)	Pursuant to the Restricted Stock Agreement between us and Mr. Millet made as of September 13, 2006:

• all unvested restricted shares will fully vest upon his death or disability;

• subject to the last bullet below, 30,000 shares of restricted stock (or, if less, the entire unvested amount) under such grant will fully vest if we terminate his employment without Cause or he resigns for Good Reason;

• in the event of a Cash Transaction or a Change in Control following which our Common Stock is no longer publicly traded (a “Privatization Transaction”), then all unvested restricted shares will fully vest immediately prior to the Change in Control; and

• in the event of any other Change in Control (“a Non-Cash/Privatization Transaction”), then all unvested shares of restricted stock will vest in full:

- upon the Change in Control if we terminated his employment without Cause or he resigned for Good Reason within three months prior to the Change in Control, or

- upon termination of his employment without Cause or his resignation for Good Reason within 18 months after the Change in Control.

(5)	Pursuant to the Restricted Stock Agreements between us and Mr. Millet made as of January 23, 2009 (the “2009 RS Grant”) and January 15, 2010 (the “2010 RS Grant”):

• all unvested restricted shares will fully vest upon his death or disability;

• subject to the last bullet below, 14,463 restricted shares from the 2009 RS Grant and 6,202 restricted shares from the 2010 RS Grants (or in each case, if less, the entire unvested amount) under such grant will fully vest if we terminate his employment without Cause or he resigns for Good Reason; and

• all unvested restricted shares will fully vest if we terminate his employment without Cause within 24 months following a Change in Control.

(6)	Pursuant to the Performance Share Agreement between us and Mr. Millet dated January 15, 2009:

• all unvested shares of restricted stock granted to Mr. Millet upon settlement of his performance shares (the “Millet Settlement Shares”) will fully vest upon his death or disability;

• in the event of a termination of employment without Cause or for Good Reason, 50% of the unvested Millet Settlement Shares will fully vest; and

• in the event of a Change in Control within three months following Mr. Millet’s resignation for Good Reason, a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Millet Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the Stock Incentive Plan, all unvested Millet Settlement Shares will fully vest. The table above assumes that the Millet Settlement Shares would have become fully vested upon a Change in Control.

(7)	Pursuant to the Stock Option Agreement between us and Mr. Millet dated September 13, 2006:

• the options will fully vest upon his death or disability;

• subject to the next bullet, if we terminated his employment without Cause, or in the event of a Cash Transaction or a Privatization Transaction, then, to the extent unvested, 100,000 options under such grant will immediately vest and be exercisable; and

• in the event of a Non-Cash/Privatization Transaction, then the lesser of 50% of the option award or the unvested portion of the option award will immediately vest:

- upon the Change in Control if we terminated his employment without Cause or he resigned for Good Reason within three months prior to the Change in Control, or

- upon termination of his employment without Cause or his resignation for Good Reason within 18 months after the Change in Control.

(8)	Pursuant to the Stock Option Agreement between us and Mr. Millet dated January 16, 2008:

• the options will fully vest upon his death or disability;

• subject to the last bullet below, if we terminated his employment without Cause, then, to the extent unvested, 19,167 options under such grant will immediately vest and be exercisable;

• the options will fully vest upon a Cash Transaction; and

• in the event of a Change in Control other than a Cash Transaction, the options will fully vest:

- upon the Change in Control if we terminated his employment without Cause or he resigned for Good Reason within three months prior to the Change in Control, or

- if we terminated his employment without Cause or he resigned for Good Reason within 24 months after the Change in Control.

(9)	Pursuant to the Performance Share Agreement between us and Mr. Millet dated January 15, 2010:

• in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2011) (the “Settlement Date”), then he would have been entitled to receive 100% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date;

• in the event of termination of employment without Cause or for Good Reason prior to the Settlement Date, then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date; and

• the Compensation Committee has discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, as actual performance was achieved at the maximum level, we have assumed that the Compensation Committee would have granted Mr. Millet the maximum number of shares of restricted stock that would have become fully vested upon a Change in Control.

(10)	Mr. Millet’s employment agreement provides that if any payments or benefits paid or provided to him would be subject to, or result in, the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, then the amount of such payments will be automatically reduced to one dollar less than the amount that subjects such payment to the excise tax, unless he would, on a net after-tax basis, receive less compensation than if the payment were not so reduced.

Payments and Benefits for Mr. DeLise

			Restricted	Performance
	Base	Health	Stock	Share
	Salary(1)	Benefits(2)	Acceleration(3)(4)	Acceleration(5)	Total
	($)	($)	($)	($)	($)

Termination Without Cause	61,538	5,114	—	—	66,652
Termination Without Cause within 24 months following a Change in Control	61,538	5,114	865,738	131,020	1,063,410
Death/Disability	—	—	432,869	65,510	498,379
Award is not continued, assumed or has new rights substituted upon a Change in Control	—	—	156,387	131,020	287,407

(1)	In accordance with the Severance Plan, Mr. DeLise is entitled to 16 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. DeLise is entitled to 16 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Restricted Stock Agreements between us and Mr. DeLise made as of January 15, 2008, January 22, 2009 and January 15, 2010:

• all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the Stock Incentive Plan); and

• 50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Performance Share Agreement between us and Mr. DeLise dated January 15, 2009:

• 50% of the unvested shares of restricted stock granted to Mr. DeLise upon settlement of his performance shares (the “DeLise Settlement Shares”) will fully vest upon his death or disability;

• in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the DeLise Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the Stock Incentive Plan, all unvested DeLise Settlement Shares will fully vest. The table above assumes that the DeLise Settlement Shares would have become fully vested upon a Change in Control.

(5)	Pursuant to the Performance Share Agreement between us and Mr. DeLise dated January 15, 2010, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2011) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, as actual performance was achieved at the maximum level, we have assumed that the Compensation Committee would have granted Mr. DeLise the maximum number of shares of restricted stock which would have become fully vested upon a Change in Control.

Payments and Benefits for Mr. Rucker

			Restricted		Performance
	Base	Health	Stock	Stock Option	Share
	Salary(1)	Benefits(2)	Acceleration(3)(4)	Acceleration(5)	Acceleration(6)	Total
	($)	($)	($)	($)	($)	($)

Termination Without Cause	92,308	7,671	—	—	—	99,978
Termination Without Cause within 24 months following a Change in Control	92,308	7,671	793,444	60,806	229,285	1,183,513
Death/Disability	—	—	396,722	30,403	114,642	541,768
Award is not continued, assumed or has new rights substituted upon a Change in Control	—	—	175,928	—	229,285	405,212

(1)	In accordance with the Severance Plan, Mr. Rucker is entitled to 24 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. Rucker is entitled to 24 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Restricted Stock Agreements between us and Mr. Rucker made as of January 15, 2008, January 22, 2009 and January 15, 2010:

• all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the Stock Incentive Plan); and

• 50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Performance Share Agreement between us and Mr. Rucker dated January 15, 2009:

• 50% of the unvested shares of restricted stock granted to Mr. Rucker upon settlement of his performance shares (the “Rucker Settlement Shares”) will fully vest upon his death or disability; and

• in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Rucker Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the Stock Incentive Plan, all unvested Rucker Settlement Shares will fully vest. The table above assumes that the Rucker Settlement Shares would have become fully vested upon a Change in Control.

(5)	Pursuant to the Stock Option Agreement between us and Mr. Rucker dated January 15, 2008:

• the options will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the Stock Incentive Plan); and

• 50% of the unvested portion of the options will vest upon his death or disability.

(6)	Pursuant to the Performance Share Agreement between us and Mr. Rucker dated January 15, 2010, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2011) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, as actual performance was achieved at the maximum level, we have assumed that the Compensation Committee would have granted Mr. Rucker the maximum number of shares of restricted stock that would have become fully vested upon a Change in Control.

Payments and Benefits for Mr. Themelis

			Restricted		Performance
	Base	Health	Stock	Stock Option	Share
	Salary(1)	Benefits(2)	Acceleration(3)(4)	Acceleration(5)	Acceleration(6)	Total
	($)	($)	($)	($)	($)	($)

Termination Without Cause	115,385	7,671	—	—	—	123,055
Termination Without Cause within 24 months following a Change in Control	115,385	7,671	2,066,079	116,885	240,168	2,546,188
Death/Disability	—	—	1,033,040	58,443	120,084	1,211,567
Award is not continued, assumed or has new rights substituted upon a Change in Control	—	—	508,263	—	240,168	748,432

(1)	In accordance with the Severance Plan, Mr. Themelis is entitled to 24 weeks of continued base salary upon a termination of his employment without Cause.

(2)	In accordance with the Severance Plan, Mr. Themelis is entitled to 24 weeks of continued healthcare coverage upon a termination of his employment without Cause.

(3)	Pursuant to the Restricted Stock Agreements between us and Mr. Themelis made as of January 15, 2008, January 22, 2009 and January 15, 2010:

• all unvested shares of restricted stock will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the Stock Incentive Plan); and

• 50% of the unvested shares of restricted stock will vest upon his death or disability.

(4)	Pursuant to the Performance Share Agreement between us and Mr. Themelis dated January 15, 2009:

• 50% of the unvested shares of restricted stock granted to Mr. Themelis upon settlement of his performance shares (the “Themelis Settlement Shares”) will fully vest upon his death or disability; and

• in the event of a termination without Cause within 24 months following a Change in Control, or if prior to a Change in Control it is determined that the Themelis Settlement Shares will not be continued, assumed or have new rights substituted therefor in accordance with the Stock Incentive Plan, all unvested Themelis Settlement Shares will fully vest. The table above assumes that the Themelis Settlement Shares would have become fully vested upon a Change in Control.

(5)	Pursuant to the Stock Option Agreement between us and Mr. Themelis dated January 15, 2008:

• the options will fully vest upon a termination of his employment without Cause that occurs within 24 months following a Change in Control (as such terms are defined in the Stock Incentive Plan); and

• 50% of the unvested portion of the options will vest upon his death or disability.

(6)	Pursuant to the Performance Share Agreement between us and Mr. Themelis dated January 15, 2010, in the event of termination of employment due to death or disability prior to the settlement date (which occurred in the first fiscal quarter of 2011) (the “Settlement Date”), then he would have been entitled to receive 50% of the shares of restricted stock that he would have received had he been employed on the Settlement Date, based on the actual achievement of the performance goal, which shares would have been fully vested on the Settlement Date. In addition, the Compensation Committee had discretion to determine the treatment of the performance shares upon a Change in Control occurring prior to the Settlement Date based on the likely level of achievement of the performance goal on the Settlement Date. For the purposes of the table above, as actual performance was achieved at the maximum level, we have assumed that the Compensation Committee would have granted Mr. Themelis the maximum number of shares of restricted stock that would have become fully vested upon a Change in Control.

Compensation plans

For information with respect to the securities authorized for issuance under equity compensation plans, see Equity Compensation Plan Information in Item 12 of our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated herein by reference and has been delivered to you with this Proxy Statement.

Compensation Committee interlocks and insider participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and approval of related party transactions

Our related parties include our directors, director nominees, executive officers and holders of more than five percent of the outstanding shares of our Common Stock. We review relationships and transactions in which the Company and our related parties or their immediate family members are participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or to a related party are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. Set forth in below is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Principal stockholder broker-dealer client

JPMorgan, our broker-dealer client, owns more than five percent of the outstanding shares of our Common Stock. See above under Security Ownership of Certain Beneficial Owners and Management. For the year ended December 31, 2010, $5.8 million, or 4% of our total revenues, were generated by JPMorgan.

We have an agreement with JPMorgan as a broker-dealer client. This agreement governs JPMorgan’s access to, and activity on, our electronic trading platform. Under the agreement, JPMorgan is granted a worldwide, non-exclusive and non-transferable license to use our electronic trading platform. We may only provide the pricing and other content provided by JPMorgan to those of our institutional investor clients approved by JPMorgan to receive such content. Additionally, institutional investors must be approved by JPMorgan before being able to engage in transactions with JPMorgan on our platform. This agreement also provides for the fees and expenses to be paid by JPMorgan for its use of our electronic trading platform.

Indemnification agreements

We have entered into an indemnification agreement with each of our outside directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Registration rights agreement

JPMorgan and certain other holders of our Common Stock are parties to our sixth amended and restated registration rights agreement. Stockholders who are a party to this agreement are provided certain rights to demand registration of shares of Common Stock and to participate in a registration of our Common Stock that we may decide to do, from time to time. Generally, we have agreed to pay all expenses of any registration pursuant to the registration rights agreement, except for underwriters’ discounts and commissions.

Robert W. Trudeau

Mr. Trudeau is a member of TCM VI, which is the sole general partner of TCV VI and a general partner of TCV MF. Mr. Trudeau and TCM VI share voting and dispositive power with respect to the shares of Common Stock that are beneficially owned by the TCV VI Funds. Mr. Trudeau and TCM VI disclaim beneficial ownership of any shares held by the TCV VI Funds except to the extent of their respective pecuniary interests therein. Mr. Trudeau owns 2,462 shares of Common Stock and holds fully vested and exercisable options to purchase 7,412 shares of Common Stock. Mr. Trudeau has sole voting and dispositive power over the options, any shares of Common Stock issuable upon the exercise of the options and the shares of Common Stock held directly by him; however, TCM VI owns 100% of the pecuniary interest in such options, any shares issued upon exercise of such options and the shares of Common Stock held directly by Mr. Trudeau. In addition, as more fully discussed above under Corporate Governance and Board Matters — Director Compensation, Mr. Trudeau receives an annual retainer for his service as a director.

OTHER MATTERS

Section 16(a) beneficial ownership reporting compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports that MarketAxess has received from such persons for transactions in our Common Stock and their Common Stock holdings for the 2010 fiscal year and (ii) the written representations of such persons that no annual Form 5 reports were required to be filed by them for the fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock.

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2012 Annual Meeting

In order to be considered for inclusion in the Company’s proxy statement and proxy card relating to the 2012 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in New York, New York, on or before December 29, 2011. In addition, under the Company’s bylaws, any proposal for consideration at the 2012 Annual Meeting of Stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices between the close of business on November 29, 2011 and the close of business on December 29, 2011 and is otherwise in compliance with the requirements set forth in the Company’s bylaws.

MARKETAXESS HOLDINGS INC.
299 PARK AVENUE
NEW YORK, NY 10171
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M35086-P06785          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARKETAXESS HOLDINGS INC.	For	Withhold	For All
The Board of Directors recommends that you vote FOR the following:	All	All	Except
	☐	☐	☐

1.	Election of Directors
Nominees
	01) Richard M. McVey	07) Ronald M. Hersch
	02) Dr. Sharon Brown-Hruska	08) Jerome S. Markowitz
	03) Roger Burkhardt	09) T. Kelley Millet
	04) Stephen P. Casper	10) Nicolas S. Rohatyn
	05) David G. Gomach	11) John Steinhardt
06) Carlos M. Hernandez

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the 2011 Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 years	3 years	Abstain

4.	Advisory vote on frequency of the advisory vote on executive compensation. ☐	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)				☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOTE: UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, FOR PROPOSALS 2 AND 3, “1 YEAR” ON THE FREQUENCY OF THE COMPANY’S ADVISORY VOTE ON EXECUTIVE COMPENSATION AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN BELOW - NO BOXES NEED BE CHECKED.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2011 ANNUAL MEETING OF STOCKHOLDERS OF MARKETAXESS HOLDINGS INC.
June 9, 2011
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

M35087-P06785
                              MARKETAXESS HOLDINGS INC.
The undersigned hereby appoints Richard M. McVey, Antonio L. DeLise and Charles R. Hood, jointly and severally, as proxies and attorneys of the undersigned, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MarketAxess Holdings Inc. to be held on Thursday, June 9, 2011, or at any postponement or adjournment thereof.
You are encouraged to indicate your choices by marking the appropriate boxes, as specified on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side